Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BANZAI INTERNATIONAL, INC.,

BANZAI PASSAGE INC.,

and

ACT-ON SOFTWARE, INC.

dated as of

January 22, 2025

i

ii

SCHEDULES

Schedule 1.01(A)	59
Schedule 1.01(B)	60

EXHIBITS

Exhibit A Form of Pre-Funded Warrants	A-1
Exhibit B Form of Subscription Booklet	B-1
Exhibit C Form of Letter of Transmittal	C-1
Exhibit D Form of Share Consideration Escrow Agreement	D-1
Exhibit E Form of Registration Rights Agreement	E-1

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 22, 2025 by and among Banzai International, Inc., a Delaware corporation (“ListCo”), Banzai Passage Inc., a Delaware corporation wholly owned by ListCo (“Merger Sub”), and Act-On Software, Inc., a Delaware corporation (the “Company”). ListCo, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, ListCo is a company listed on the Nasdaq Capital Market;

WHEREAS, The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Entity (as defined in Section 2.01) as contemplated by this Agreement and the other Ancillary Documents (the “Transactions”);

WHEREAS, as a result of the Transaction, (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be converted or cancelled (and shall cease to exist), in exchange for the right for each Company Stockholder to receive its portion of the Merger Consideration (as defined herein), (ii) the Company Options (as defined herein) shall be canceled and replaced with ListCo Options (as defined herein) exercisable into shares of ListCo Class A Common Stock, all upon the terms and subject to the conditions set forth in this Agreement, and (iii) the Company Preferred Warrant (as defined herein) shall be converted to ListCo Class A Common Stock, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company and its Subsidiaries (as defined below) operate the businesses of providing marketing automation solutions and services (the “Business”);

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), in exchange for the Merger Consideration, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Entity;

WHEREAS, on or before Closing, ListCo shall, subject to the terms of this Agreement, deliver and pay the Payoff Amount to the Company Lender and the Transaction Expenses to the Persons listed to receive such on the Allocation Schedule.

WHEREAS, at Closing, ListCo shall, subject to the terms of this Agreement, deliver, pay and issue to the Management Employees and the Company Stockholders (as defined below) the Cash Consideration (defined below) and $33,200,000 worth of shares of ListCo Class A Common Stock (as defined below) and/or Pre-Funded Warrants (as defined below), in accordance with the terms of this Agreement.

WHEREAS, the board of directors of ListCo (the “ListCo Board”) has unanimously: (a) approved and declared advisable this Agreement and the other Ancillary Documents, and (b) determined that this Agreement and the Transactions are in the best interest of ListCo and the ListCo Stockholders;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) approved this Agreement and the other Ancillary Documents to which it is a party and the Transactions, and (b) determined that this Agreement, and such other Ancillary Documents and the Transactions are in the best interest of Company and the Company Stockholders;

WHEREAS, as of the date hereof, each of the Management Employees and each of the Company Stockholders (as hereinafter defined) shall have executed a subscription booklet, substantially in the form attached hereto as Exhibit B, with regard to their acquisition of the Merger Consideration (as defined in Section 2.07(b));

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WHEREAS, upon Closing, ListCo shall execute and deliver a registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, to the Management Employees and the Company Stockholders, pursuant to which, among other things, ListCo will agree to register for resale on an applicable Securities Act registration statement the shares of ListCo Class A Common Stock and the Pre-Funded Warrants to be issued pursuant to this Agreement and the shares of ListCo Class A Common Stock issuable upon exercise of the Pre-Funded Warrants;

WHEREAS, on or prior to the date hereof, the ListCo Major Stockholder executed and delivered a voting and support agreement (the “Voting and Support Agreement”) to ListCo, pursuant to which, among other things, the ListCo Major Stockholder agreed to, at any duly called annual or special meeting of the ListCo Stockholders, and in any action by written consent of the ListCo Stockholders, vote or consent all of the shares of ListCo Class B Common Stock beneficially owned by the ListCo Major Stockholder as of the date thereof, in favor of a proposal to approve the issuance of shares of ListCo Class A Common Stock underlying the Pre-Funded Warrants, as contemplated by this Agreement and required by Nasdaq listing standards; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and (b) this Agreement is hereby adopted as a “plan of reorganization” with respect to the Merger within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any Proceeding, action, suit, audit, examination, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means this Agreement, the Pre-Funded Warrants, the Registration Rights Agreement, the Voting and Support Agreement, the Share Consideration Escrow Agreement, the Certificate of Merger, the Subscription Booklets, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to be closed for business.

“Cash” means, without duplication, the aggregate amount of all cash, cash equivalents, cash in transit, bank deposits, investment accounts, credit card receivables, certificates of deposit, marketable securities, short-term deposits and other similar cash items of the Company (including any accrued interest and any deposited checks or other payments received but not cleared, reduced by any outstanding checks of the Company that have not yet cleared), in each case determined as of immediately prior to the Closing and prepared in accordance with GAAP.

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“Claim” means any and all threatened or actual claims, actions, demands, suits, Proceedings, or investigations, and any and all Losses arising therefrom, which such Party or any of its Affiliates may have against such party as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as may be amended from time to time.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Company Common Stock” means a share of common stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by ListCo on the date hereof.

“Company Employee” means current or former employee, officer or director of the Company or its Subsidiaries.

“Company Equity Plan” means that certain 2018 Equity Incentive Plan of Act-On, Inc., the Management Carve Out Plan, and each other plan that provides for the award, grant or issuance to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.

“Company Key Employees” means Roger Rowe, Jeffery Day, Jeffery Coleman, Olaf Kowalik, Syed Ahmed, Brian Anderson, Dawn Glockler, and Bill Ziske.

“Company Lender” means Beedie Investments Ltd.

“Company Options” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series E-1 Preferred Stock, and the Company Series F Preferred Stock.

“Company Preferred Warrant” means the Company Series F Warrant.

“Company Series A Preferred Stock” means a share of series A preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series A-1 Preferred Stock” means a share of series A-1 preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series B Preferred Stock” means a share of series B preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series C Preferred Stock” means a share of series C preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series D Preferred Stock” means a share of series D preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

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“Company Series E Preferred Stock” means a share of series E preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series E-1 Preferred Stock” means a share of series E-1 preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series F Preferred Stock” means a share of series F preferred stock of the Company, par value US$0.0001 each, with the rights and privileges as set forth in the Company Charter.

“Company Series F Warrant” means the warrant to purchase the Company Series F Preferred Stock held by Beedie Investments Ltd.

“Company Stockholders” means the holders of issued and outstanding shares of Company Stock as set forth in Schedule 6.01.

“Company Stockholder Agreements” means (a) that certain Series F Preferred Stock Purchase Agreement, by and among the Company and the Company Series F Preferred Stockholders dated and effective as of March 16, 2021, (b) that certain Amended and Restated Investor Rights Agreement, by and among the Company and the Company Series F Preferred Stockholders dated and effective as of March 16, 2021, (c) that certain Amended and Restated Voting Agreement by and among the Company and the Company Series F Preferred Stockholders dated and effective as of March 16, 2021, and (d) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the Company Series F Preferred Stockholders dated and effective as of March 16, 2021.

“Company Stockholder Approval” means the vote and/or consent of the Company Stockholders required to approve the Agreement, the other Ancillary Documents, and the Transactions, as determined in accordance with applicable Law and the Company Organizational Documents.

“Company Stockholder Fraud” means any Fraud committed by a Company Stockholder.

“Company Stockholder Representative” means Katherine Johnson.

“Company Stock” means the Company Common Stock and the Company Preferred Stock as set forth in Schedule 6.01.

“Confidential Information” means, with respect to a Party, all confidential or proprietary documents and information concerning such Party or any of its Affiliates and its and their respective Representatives, disclosed by or on behalf of such Party (or any of its Representatives) to another Party (or any of its Representatives) in connection with this Agreement or any other Ancillary Document or the transactions contemplated hereby or thereby and whether disclosed prior to or after the Effective Time; provided, however, that Confidential Information shall not include any information which, (i) is or becomes generally available publicly not due to any disclosure in breach of this Agreement or (ii) at the time of the disclosure by such Party or its Representatives, was previously known by such receiving Party or its Representatives without violation of Law or any confidentiality obligation by such receiving Party or its Representatives.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other legally binding commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any mandatory quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive or guidelines by any Governmental Authority in relation to COVID-19.

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“Current Assets” means the aggregate current assets of the Company (including accounts receivable, inventory and prepaid expenses), but excluding (a) deferred Tax assets; (b) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP; and (c) Cash.

“Current Liabilities” means current liabilities of the Company determined in accordance with GAAP, provided that, in no event shall Current Liabilities include (i) any components (assets or liabilities) included in the calculation of Indebtedness; (ii) any current liabilities that will be paid off prior to or on Closing (including Indebtedness and Transaction Expenses) or which will otherwise be released prior to or at the Closing; or (iii) any current assets or liabilities with respect to any federal Income Taxes or any Tax reportable on a consolidated, combined or unitary Tax return or any deferred Income Tax assets or liabilities, in each case determined in accordance with GAAP.

“Data Security Requirements” means, with respect to a Party, all of the following, in each case to the extent relating to any Processing of any Personal Information or any IT Systems: (i) Laws related to data privacy, data security, cybersecurity or national security; (ii) such Party’s and each of its Subsidiaries’ own respective internal and external rules, policies, and procedures; and (iii) Contracts which such Party or any of its Subsidiaries is bound by or has made.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation of a fact by such Person with respect to the making of the representations and warranties in Article III or IV (as applicable), any Ancillary Documents, or any certificate delivered in connection with this Agreement.

“GAAP” means the accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative, judicial, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, and the governing body of any securities exchange or other self-regulating organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

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“Group Company” means each of the Company and its Subsidiaries.

“Holdback Percentage” means 5.31911%.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, and any amount required to redeem any redeemable securities, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the unpaid Taxes for all taxable periods (or portions thereof) ending on or prior to the Closing Date, to the extent due and payable, calculated on a jurisdiction-by-jurisdiction basis in amounts not less than zero, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “seller notes”, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights anywhere in the world, including: (i) patents, patent applications, patent disclosures, invention disclosures, industrial designs, utility models, design patents and inventions (whether or not patentable), (ii) trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of source or origin, and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights, works of authorship, moral rights, and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, (v) trade secrets, know-how and confidential information, and (vi) Software.

“IT Systems” means all software, computer systems, servers, networks, computer hardware and equipment, data processing, information, record keeping, communications, telecommunications, interfaces, platforms and other information technology platforms, networks and systems that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their businesses, in each case, whether outsourced or not, together with data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

“Knowledge” means, with respect to the Company, the knowledge that each of the individuals listed on Schedule 1.01(A) actually has; and with respect to ListCo, the knowledge that each of the individuals listed on Schedule 1.01(B) actually has.

“Law” or “Laws” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority that is applicable to a Person.

“Letter of Transmittal” means that form of letter of transmittal addressed to the Agent and from a Company Stockholder for purposes of exchanging Company Stock for ListCo Class A Common Stock, in the form attached hereto as Exhibit C.

“Lien” means any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“ListCo 5-Day VWAP” means the average of the daily volume-weighted average trading prices of ListCo Class A Common Stock for the consecutive five (5) Trading Days immediately prior to and including the Trading Day immediately preceding the Closing Date.

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“ListCo Class A Common Stock” means each Class A common stock, par value US$0.0001 per share, of ListCo, subject to adjustments to reflect the effect of any stock split, reverse stock split, stock dividend.

“ListCo Class B Common Stock” means each Class B common stock, par value US$0.0001 per share, of ListCo, subject to adjustments to reflect the effect of any stock split, reverse stock split, stock dividend.

“ListCo Common Stock” means collectively, the ListCo Class A Common Stock and the ListCo Class B Common Stock, or either of Class A Common Stock or Class B Common Stock (as the case may be).

“ListCo Disclosure Schedules” means the disclosure schedules delivered by ListCo and Merger Sub to and accepted by the Company dated as of the date of this Agreement.”ListCo Impairment Effect” means an event, circumstance, fact, change or development that has a Material Adverse Effect on the ability of ListCo to consummate the Transactions, which shall include the failure by ListCo to maintain ListCo’s continuous listing on, or the continuous listing of ListCo Class A Common Stock on, the Nasdaq.

“ListCo Group Company” means each of ListCo and its Subsidiaries.

“ListCo Organizational Documents” means the Organizational Documents of ListCo, as amended and/or restated (where applicable).

“ListCo Major Stockholder” means Joseph Davy.

“ListCo Preferred Stock” means each share of preferred stock, par value US$0.0001 per share, of ListCo, subject to adjustments to reflect the effect of any stock split, reverse stock split, stock dividend.

“ListCo Stock” means the LisctCo Common Stock, the ListCO Preferred Stock and any other Equity Securities convertible or exchangeable for ListCo Common Stock or ListCo Preferred Stock.

“ListCo Stockholders” means any holder of ListCo Stock.

“Management Carve Out Plan” means that certain Amended and Restated Act-On Software, Inc. Liquidity Event Bonus Plan adopted as of March 16, 2021, pursuant to which, Management Employees shall receive the Merger Consideration in connection with the Transaction as identified in the Allocation Schedule.

“Management Employee” means those certain employees of the Company who receive the Merger Consideration pursuant to the Management Carve Out Plan as identified in the Allocation Schedule.

“Material Adverse Effect” means, with respect to a Party, an effect, development, circumstance, fact, change or event that, in the aggregate, has a material adverse effect on (x) the operations or financial condition of such Party and its Subsidiaries in each case, taken as a whole or (y) the ability of such Party and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP and IFRS) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which such Party and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures), (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Party and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other Force Majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Party and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (i) with respect to a Material Adverse Effect of Company (i) the occurrence of any broad-based cyber, military or terrorist attack, whether inside or outside the United States; (ii) actions or omissions taken or not taken by Company that are requested by, required by, or taken with the consent of ListCo (or its Affiliates) in connection with or pursuant to this Agreement; (iii) where such Material Adverse Effect arises form or relates to a breach of this Agreement by ListCo (or its Affiliates); or (iv) compliance with applicable Law; provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f) (g) or (i) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on such Party and its Subsidiaries or the results of operations or financial condition of such Party and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which such Party and its Subsidiaries operate.

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“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Rules” means the Nasdaq Rulebook, which sets forth the rules and qualification requirements for companies listed on the Nasdaq.

“Net Working Capital Adjustment” means the difference between the Target Working Capital and the Working Capital of the Company as of the Closing Date, estimated for the purposes of the Estimated Closing Statement and the actual amount for the purposes of the Final Closing Statement. For purposes of clarity, where the Target Working Capital is a negative number, the Net Working Capital Adjustment may be a positive number to the extent Working Capital is greater than the Target Working Capital (and increase the Merger Consideration) or negative number to the extent that Working Capital is less than the Target Working Capital (and decrease the Merger Consideration).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, stockholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies or the ListCo Group Companies (as applicable).

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with the applicable accounting standards, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with the applicable accounting standards, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted to customers or other third parties of the Company and its Subsidiaries and entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the December 31, 2024 (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to December 31, 2024), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

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“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Pre-Funded Warrants” means, collectively, the pre-funded ListCo Class A Common Stock purchase warrants delivered to the Company Stockholders at the Closing in accordance with Section 2.07 hereof, in substantially the form of Exhibit A attached hereto, which Pre-Funded Warrants shall be exercisable immediately at the Effective Time (subject to Section 2.07(a(vii)).

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) by or before or otherwise involving any Governmental Authority or arbitrator.

“Process” (or “Processing” or “Processed”) means any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, interruption, performance of operations on, enhancement, aggregation, alteration, destruction, security or disposal of any data of information (including Personal Information), or any IT System.

“Related Party” means, with respect to a Party, (a) any member, stockholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of such Party or any of its Subsidiaries, (b) any director or officer of such Party or any of its Subsidiaries, in each case of clauses (a) and (b), excluding such Party or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means cyber or security incident with respect to any system (including IT Systems) or any data or information (including Personal Information), including any occurrence that actually jeopardizes the confidentiality, integrity, or availability of any system or any data or information, and any incident of security breach or intrusion, or denial of service, or any unauthorized Processing of any IT System or any data or information, or any loss, distribution, compromise or unauthorized access to, or disclosure of, any of the foregoing.

“Share Consideration Escrow Agreement” means the Share Consideration Escrow Agreement in the form attached hereto as Exhibit D.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

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“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Target Working Capital” means $9,565,000.00.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, commodity tax or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Expenses” means the out-of-pocket costs, fees, and expenses incurred by the Company in connection with the negotiation, execution and consummation of the Transactions, including legal, financial, accounting, and investment banking fees, in each case as set forth in the Allocation Schedule.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the ListCo Class A Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of ListCo, with a mailing address of 1 State St 30th floor, New York, NY 10004, and an email address of administration@continentalstock.com, and any successor transfer agent of ListCo.

“Warrantors” means, collectively, ListCo and Merger Sub, and each, a “Warrantor”.

Section 1.02 Construction.

(a) Unless expressly stated otherwise, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless expressly stated otherwise, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

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(c) Unless expressly stated otherwise, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) Any share number or per share amount referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share split, reverse share split, share dividend, reclassification, combination, exchange of shares, change or readjustment in change or similar event affecting the Company Stock or the ListCo Common Stock after the date of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) The phrases “provided to” , “delivered to”, “furnished to,” or “made available to” a Party and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to that Party no later than 11:59 p.m. (Eastern Time) on the day prior to the date of this Agreement by delivery to that Party or its legal counsel via electronic mail or hard copy form.

(h) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Article II THE MERGER; CLOSING

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, at the Effective Time, the Merger Sub shall be merged with and into the Company, with the Company being the surviving company (which is hereinafter referred to for the periods at and after the Effective Time as the “Surviving Entity”) following the Merger and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity after the Merger and as a direct, wholly-owned subsidiary of ListCo. The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in a form mutually agreed upon by the Parties (the “Certificate of Merger”) executed by the Company in accordance with the relevant provisions of the DGCL.

Section 2.02 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) as soon as is reasonably practical (but in any event no later than the second (2nd) Business Day) following the satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as ListCo and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.03 Effective Time. On the Closing Date, ListCo and the Company shall cause the Certificate of Merger to be executed and ListCo shall cause the Certificate of Merger to be duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been filed or at such later time as may be agreed by the ListCo and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 2.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate Merger and any Ancillary Documents. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

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Section 2.05 Governing Documents. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company shall be automatically amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Entity, except that the name of the Surviving Entity in such Certificate of Incorporation and Bylaws shall be amended to be Act-On, Inc., in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Board of Directors of the Surviving Entity. At the Effective Time, each member of the Company Board shall resign and the sole director of the Merger Sub shall be the board of directors of the Surviving Entity, holding office in accordance with the Organizational Documents of the Surviving Entity.

Section 2.07 Effect of the Merger on Equity Securities.

(a) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Company and Merger Sub Treasury Stock. Any shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company or held or owned by the Company or Merger Sub immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) Conversion of the Company Common Stock. Subject to the Ownership Limitations as set forth in Section 2.07(a)(vii), the conversion of the Company Preferred Stock (in accordance with the Allocation Schedule), and the adjustments set forth in Section 2.10, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.09) shall be automatically converted solely into the Merger Consideration as adjusted in accordance with Section 2.07(c) and Section 2.07(d) and set forth on the Allocation Schedule;

(iii) Conversion of the Company Preferred Stock. Subject to the Ownership Limitations as set forth in Section 2.07(a)(vii) and the adjustments set forth in Section 2.10, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled in exchange for the Merger Consideration as adjusted in accordance with Section 2.07(c) and Section 2.07(d) and set forth on the Allocation Schedule;

(iv) Treatment of the Company Options Held by Current Service Providers. As of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a holder of such Company Option (“Company Option Holder”) who is providing services to the Company immediately prior to the Effective Time shall be canceled and extinguished and each Company Option Holder will cease to have any rights with respect thereto. As of the Effective Time, ListCo will grant to each Company Option Holder an option (a “ListCo Option”) under the ListCo 2023 Equity Incentive Plan (“ListCo Option Plan”) with respect to a number of shares of ListCo Class A Common Stock and at an exercise price per ListCo Class A Common Stock to be determined by the ListCo immediately prior to Closing; provided, that the exercise price and the number of shares of ListCo Class A Common Stock subject to the ListCo Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Each ListCo Option that is issued as a replacement for a Company Option will reflect the terms and vesting schedule as approved by the ListCo Board.

(v) Reserved.

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(vi) Treatment of the Company Preferred Warrant. Subject to the Ownership Limitations as set forth in Section 2.07(a)(vii), and the adjustments set forth in Section 2.10, each Company Preferred Warrant that is issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for such number of validly issued, fully paid and non-assessable ListCo Class A Common Stock and/or Pre-funded Warrants, as adjusted in accordance with Section 2.07(c) and Section 2.07(d) and set forth on the Allocation Schedule;

(vii) Ownership Limitations. Notwithstanding any other provision of this Agreement, under no circumstances shall the ListCo issue shares of ListCo Class A Common Stock to any Company Stockholder or Management Employees pursuant to the terms of this Agreement, to the extent that the aggregate number of shares so issued would exceed 19.99% of the total number of shares of ListCo Class A Common Stock and shares of ListCo Class B Common Stock outstanding immediately prior to the Effective Time (the “Nasdaq Ownership Limitation”). In addition, notwithstanding any other provision of this Agreement, under no circumstances shall the ListCo issue shares of ListCo Class A Common Stock to any Company Stockholder or any Management Employee pursuant to the terms of this Agreement, to the extent that after giving effect to such issuance, the Company Stockholder or any Management Employee, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the total number of shares of ListCo Class A Common Stock outstanding immediately after giving effect to such issuance (the “Beneficial Ownership Limitation”, together with the Nasdaq Ownership Limitation, the “Ownership Limitations”). If the ListCo cannot issue shares of ListCo Class A Common Stock due to be any Ownership Limitations, the ListCo shall (i) issue all such shares of ListCo Class A Common Stock that may be issued without causing a Company Stockholder to exceed either Ownership Limitation, and (ii) issue the Pre-Funded Warrants in lieu of shares of ListCo Class A Common Stock not so provided to such Company Stockholders or Management Employees. Each ListCo Pre-Funded Warrant shall be exercised for $0.001 per each share of ListCo Class A Common Stock at the Effective Time and shall not be exchangeable for cash. The Pre-Funded Warrants will be registered in the ListCo’s books and will not be listed for trading on any stock exchange or trading market; provided, however that the ListCo Class A Common Stock issuable upon exercise of the Pre-Funded Warrants shall be registered for resale under the Resale Registration Statement pursuant to Section 7.02.

Following the Effective Time, on the following matters presented to the ListCo Stockholders for their action or consideration at any meeting of the ListCo Stockholders, the Persons who receive shares of ListCo Class A Common Stock pursuant to this Agreement, in their positions as holders of any ListCo Common Stock, shall not be entitled to vote: (i) to approve any amendment to this Agreement or the Pre-Funded Warrant to remove the Nasdaq Ownership Limitation as set forth herein or therein, (ii) to approve the increase of any Ownership Limitation set forth in this Agreement or the Pre-Funded Warrant to a percentage in excess of 20.00%, or (iii) to approve and effect any other matters to the extent that ListCo will issue such number of shares of ListCo Class A Common Stock under this Agreement or upon exercise of the Pre-Funded Warrants exceeding the Nasdaq Ownership Limitation.

(b) Merger Consideration. Subject to the adjustments set forth in Section 2.07(c), Section 2.07(d), and Section 2.10(c), the Merger Consideration (defined in Section 2.10 and consisting of the Cash Consideration and the Share Consideration), shall be payable in accordance with Section 2.10.

(c) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of ListCo Class A Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Company Stock who would otherwise be entitled to receive a fraction of a share of ListCo Class A Common Stock shall not receive such fraction, and shall instead receive such amount rounded up to the nearest whole number of shares of ListCo Class A Common Stock.

(d) Adjustment to Merger Consideration.

(i) Share Consideration The shares of ListCo Class A Common Stock issuable pursuant to this Section 2.07 shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into ListCo Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of the shares of ListCo Class A Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide the Company Stockholders (excluding the Dissenting Stockholders) with the same economic effect as contemplated by this Agreement prior to such event.

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(ii) Estimated Closing Statement. The Company shall deliver to the ListCo, at least five (5) Business Days prior to the Closing Date, a statement setting forth the Company’s estimation of (1) Indebtedness and the Payoff Amount, (2) Cash, (3) the Transaction Expenses, (4) the Net Working Capital Adjustment, (5) the payment and allocation of the Merger Consideration (“Estimated Merger Consideration Payable”), and (6) the allocation of the Estimated Merger Consideration Payable among the Persons reflected thereon, including the Company Stockholders (excluding the Dissenting Stockholders) and the Management Employees) (this subsection (6) hereinafter referred to as the “Allocation Schedule”), in each case as set forth in on the Allocation Schedule (such statement inclusive of items in subsections (1) through (6) the “Estimated Closing Statement”). The Merger Consideration shall be paid in accordance with Section 2.10, as adjusted pursuant to the Estimated Closing Statement. The Company acknowledges and agrees that the Allocation Schedule is and will be prepared in accordance with the Organizational Documents of the Company, the Company Stockholder Agreements, and applicable Law. The Allocation Schedule will set forth (A) the name, mailing address, email address and wire information (where applicable) for each Person receiving any Merger Consideration, (B) the number and class of Equity Securities of the Company owned by each Company Stockholder or Company Option holder as of immediately prior to the Effective Time, and (C) the portion of the Merger Consideration allocated to each Company Stockholder (divided into applicable Cash Consideration, ListCo Class A Common Stock and/or Pre-Funded Warrants in lieu thereof, additional shares of ListCo Class A Common Stock, if any, to be issued pursuant to Section 2.07(d)(i)).

(iii) Final Closing Adjustment. Within 60 days after the Closing Date, ListCo shall prepare and deliver to the Company Stockholder Representative a statement (the “Final Closing Statement”) setting forth the ListCo’s good faith calculation of the actual amounts of each item estimated in the Estimated Closing Statement (as of the Closing Date) and used in the calculation of the Net Working Adjustment and the resulting payments of the Merger Consideration, including: (1) the Cash; (2) the Indebtedness and the Payoff Amount; (3) the Transaction Expenses; (4) the Net Working Capital Adjustment; and (5) the resulting Merger Consideration payable (the “Final Merger Consideration Payable”). The Final Closing Statement shall be prepared in accordance with GAAP and the same methodology as the Company used to prepare the Estimated Closing Statement. If the Final Merger Consideration Payable is greater than the Estimated Merger Consideration Payable, ListCo will pay to the Company Stockholders the difference between the Final Merger Consideration Payable and the Estimated Merger Consideration Payable, which amount shall be allocated to the Company Stockholders in ListCo Class A Stock on a pro-rata basis (applied in accordance with the Allocation Schedule and the Organizational Documents) by dividing such amount by the ListCo 5-Day VWAP and allocating such ListCo Class A Stock to the Company Stockholders using the same methodology as was used to allocate the Merger Consideration in the Allocation Schedule. If the Final Merger Consideration Payable is less than the Estimated Merger Consideration Payable, then the Merger Consideration payable to the Company Stockholders and Management Employees shall be reduced by such amount, and each Company Stockholder’s and Management Employee’s Share Consideration shall be reduced in accordance with their pro-rata allocation of the Merger Consideration (the “Pro Rata Allocation”; such reduction to be applied in accordance with the Allocation Schedule and the Organizational Documents); provided that, each Company Stockholder’s or and Management Employee’s consideration shall be reduced by (i) first reducing such Company Stockholder’s or such Management Employee’s Pre-Funded Warrants issued to such Company Stockholder or such Management Employee; (ii) second, to the extent such Company Stockholder’s or such Management Employee’s Pre-Funded Warrants are insufficient, then such Company Stockholder’s or such Management Employee’s ListCo Class A Common Stock issued at Closing shall be reduced in accordance with its Pro Rata Allocation and returned to ListCo for cancellation; and (iii) lastly, if such Company Stockholder’s or such Management Employee’s ListCo Class A Common Stock issued at Closing is insufficient or has been sold or transferred by such Company Stockholder or Management Employee, then such Company Stockholder’s or such Management Employee’s ListCo Class A Common Stock held as part of the Indemnification Holdback Amount shall be reduced and released from the Indemnification Holdback Amount to ListCo. In no event shall any Company Stockholder or Management Employee be required to return Cash Consideration, if any, to ListCo.

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(iv) Review and Objection. The Company Stockholder Representative will have thirty (30) days after its receipt of the Final Closing Statement to review the Final Closing Statement (the “Review Period”). During such thirty (30) day period, ListCo shall provide to the Company Stockholder Representative reasonable access to ListCo’s, Merger Co’s and the Company’s books and records (including financial records and supporting documents) and reasonable access to employees of ListCo, Merger Sub and the Company, in each case, as the Company Stockholder Representative may reasonably request for the purpose of verifying the calculation of the Final Closing Statement, including the final Working Capital Adjustment.

(v) The Company Stock Representative may notify ListCo in writing prior to the expiration of the Review Period of any dispute or objection pertaining to the Final Closing Statement (any such written dispute or objection being referred to as an “Objection”), setting forth in reasonable detail the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the Final Closing Statement that Company Stockholder Representative believes should be made. ListCo and Company Stockholder Representative will, within thirty (30) days (or such longer period as they may agree in writing) following delivery of an Objection to the Buyer (the “Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive with respect to the Post-Closing Adjustment. Any items agreed to by the Company Stockholder Representative and ListCo in writing, together with any items not disputed or objected to by the Company Stockholder Representative in the Objection, are collectively referred to herein as the “Resolved Matters”. If at the end of the Resolution Period the Company Stockholder Representative and ListCo have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, the Company Stockholder Representative and ListCo shall refer all such unresolved matters that remain in dispute (the “Unresolved Matters”) to a mutually agreed upon accounting firm (the “Accounting Referee”). With respect to each Unresolved Matter, the Accounting Referee’s determination, if not in accordance with the position of either the Company Stockholder Representative or ListCo, will not be in excess of the higher, nor less than the lower, of the amounts advocated by the Company Stockholder Representative or ListCo with respect thereto. The Accounting Referee’s final written determination will be conclusive and binding upon the parties to this Agreement with respect to the Unresolved Matters and the Final Merger Consideration Payable shall be modified to comport with such determination and shall be allocated amongst the Company Stockholders as set forth in Section 2.07(d) (ii). The Parties shall split the costs of the Accounting Referee.

(e) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable common stock of the Surviving Entity.

Section 2.08 Withholding Rights. Each of the Parties and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. ListCo, the Company, the Surviving Entity, Merger Sub or their respective Affiliates or Representatives, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.09 Company’s Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any holder of shares of Company Common Stock for which the holder thereof has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such holder, a “Dissenting Stockholder” and, such shares of Company Stock, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Merger Consideration applicable to such Dissenting Shares unless and until such Dissenting Stockholder effectively withdraws its appraisal rights under the DGCL. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the portion of the Merger Consideration that would otherwise be due to any Dissenting Stockholders. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist, and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Entity. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Effective Time into the portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of any Certificates in accordance with Section 2.10(a). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give ListCo prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and the ListCo shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of ListCo (prior to the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(d) to pay for Dissenting Shares shall be returned to ListCo upon demand.

Section 2.10 Payment of Merger Consideration. The total aggregate merger consideration payable hereunder shall be $53,200,000, less the Payoff Amount and the Transaction Expenses as described below, plus Cash (which shall increase the Cash Consideration), plus or minus the Net Working Capital Adjustment (in each case as set forth in the Estimated Closing Statement and subject to the Final Closing Statement adjustment). The Merger Consideration shall be payable in Cash Consideration and Share Consideration as set forth in this Section 2.10. The “Cash Consideration” means $20,000,000 less the Payoff Amount and the Transaction Expenses and shall be payable as set forth in Section 2.10(a). The Share Consideration shall consist of the number of shares of ListCo Class A Common Stock, and/or the Pre-Funded Warrants in lieu thereof that equal to the quotient of $33,200,000 divided by ListCo 5-Day VWAP (the “Share Consideration”, together with the Cash Consideration, as adjusted, the “Merger Consideration”).

(a) Satisfaction of Corporate Debt and Transaction Expenses; Cash Consideration. Immediately prior to the Effective Time, the ListCo shall pay, by means of a wire transfer of immediately available funds, the following amounts to the following Persons:

(i) To the Company Lender in an amount equal to the payoff amount (the “Payoff Amount”) reflected in the payoff letter from the Company Lender and as set forth in the Allocation Schedule; and

(ii) To those Persons to whom Transaction Expenses are payable, in accordance with the invoices therefore, as set forth on the Estimated Closing Schedule.

(iii) after giving effect to Section 2.10(a)(i) - Section 2.10(a)(ii), to the extent any Cash Consideration remains, the remaining Cash Consideration shall be payable to the Company Stockholders in accordance with the Company’s Organizational Documents and Management Employees in accordance with the Management Carveout Plan (though the Parties do not anticipate any Cash Consideration being available to be paid to the Management Employees) in each case as set forth in the Allocation Schedule.

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(b) Payment of Share Consideration. The Share Consideration shall be delivered and issued to the Management Employees and Company Stockholders on the Closing Date as follows:

(i) To the extent that, after giving effect to the payment of the Cash Consideration to the Persons listed on the Allocation Schedule in accordance with Section 2.10(a)(iv), the Cash Consideration payable to the Management Employees pursuant to Section 2.10(b)(iv) does not satisfy the Company’s obligations to the Management Employees under the Management Carve Out Plan (the unsatisfied amount referred to as the “Management Employee Payment Amount”), then the Management Employees shall receive, and ListCo shall issue and deliver to the Management Employees at Closing, shares of ListCo Class A Common Stock in an amount equal to the Management Employee Payment Amount divided by the ListCo 5-Day VWAP (“Management Employee Share Amount”) but less (1) the number of shares of ListCo Class A Common Stock that is the product of the Holdback Percentage multiplied by the Management Employee Share Amount and (2) 35% (or a higher percentage as necessary to cover taxes required by the applicable Laws, as determined by ListCo) of the Management Employee Payment Amount which shall be retained by ListCo to satisfy any and all withholding tax obligations pertaining to the payment of the Management Employee Payment Amount which shall be the sole responsibility of ListCo. All shares of ListCo Class A Common Stock to be issued to each Management Employee pursuant to this Section 2.10(b)(i) shall be (1) in the amount as set forth in the Allocation Schedule, (2) issued in accordance with this Section 2.10(b), and be subject to vesting as follows: (1) all such shares to be issued to Management Employees at Closing shall fully vest on the date that the Resale Registration Statement is declared Effective by the Commission and at no time before, and (2) all such shares held in escrow as part of the Indemnification Holdback Amount in accordance with Section 2.12 shall fully vest on the date that such shares are released and disbursed to the Management Employees in accordance with the Share Consideration Escrow Agreement and at no time before; and

(ii) The total Share Consideration to be issued and delivered to the Company Stockholders on the Closing Date shall be the Share Consideration (subject to any applicable adjustments under Section 2.07(d) and Section 2.10(a)), less the Management Employee Share Amount, less the Indemnification Holdback Amount (which shall be issued and delivered in accordance with Section 2.12), which shall be issued and delivered to the Company Stockholders (along with the Pre-Funded Warrants) in accordance with the Organizational Documents and as set forth in the Allocation Schedule, and in accordance with Section 2.10(d).

(c) Deposit of Share Consideration with Exchange Agent. Immediately prior to the Effective Time, ListCo shall deposit with its Transfer Agent, who will act as an exchange agent (the “Exchange Agent”) for the Merger, (i) the total number of the shares of ListCo Class A Common Stock and Pre-Funded Warrants issuable in respect of the Merger Consideration as set forth in the Allocation Schedule, and (ii) such additional shares of ListCo Class A Common Stock issuable pursuant to Section 2.07(d).

(d) Letter of Transmittal. Prior to the Closing Date, the Company shall deliver to each Company Stockholder a Letter of Transmittal, together with a request to have such Company Stockholder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than five (5) Business Days prior to the Closing. At the Effective Time, each Company Stockholder of an outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in accordance with the above timelines prior to the Closing shall be entitled to receive the Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the Effective Time.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the First Effective Time, any Company Stock is presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Section 2.10.

Section 2.11 Exchange Agent. Promptly following the date that is one (1) year after the Effective Time, ListCo shall instruct the Exchange Agent to deliver to ListCo all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder who has not delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to ListCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and ListCo shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of ListCo, the Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, as applicable, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 2.12 Holdback Amount Section 2.13 Section 2.14 Section 2.15 t. The ListCo shall withhold from the Share Consideration (including the Management Employee Share Amount), and hold in accordance with this Agreement, a number of shares of ListCo Class A Common Stock equal to the quotient of $2,000,000 divided by the ListCo 5-Day VWAP, as adjusted pursuant to Section 2.07(c) and Section 2.07(d) (the “Indemnification Holdback Amount”), as security for the obligations of Company Stockholders pursuant to Section 7.03(a). The Indemnification Holdback Amount shall be held for a period of twelve (12) months following the Closing Date (the “Indemnification Holdback Period”) and shall be released to the Company Stockholders and Management Employees (in accordance with the Allocation Schedule) within ten (10) business days of the expiration of the Indemnification Holdback Period, such released aggregate amount to be equal to (a) the Indemnification Holdback Amount, as allocated to the Company Stockholders and Management Employees in accordance with the Allocation Schedule, less (b) any amounts set off against the Indemnification Holdback Amount pursuant to this Agreement. The Indemnification Holdback amount shall be held by the Transfer Agent for the benefit of the Company Stockholders and Management Employees and shall be released to the Company Stockholders and Management Employees pursuant to the terms of the Share Consideration Escrow Agreement, the form of which is attached hereto as Exhibit D.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to ListCo and Merger Sub as follows:

Section 3.01 Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Company has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except to the extent any such failure would not have a Material Adverse Effect. The Company has made available to ListCo true and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02 Subsidiaries. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 3.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.04 or Section 3.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Ancillary Documents and the consummation of the Transactions have been duly authorized by the Company Board and the Company Stockholders, and other than the consents, approvals, authorizations and other requirements described in Section 3.04 or Section 3.05, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Ancillary Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each other Ancillary Document has been or will be (when executed and delivered by the Company) duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Ancillary Document constitutes or will constitute, a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

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Section 3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 3.04 of the Company Disclosure Schedules and Section 3.05, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which it is or will be a party and the consummation by the Company of the Transactions do not and will not, (a) contravene or conflict with, or trigger security holders’ right that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Business Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract, except as set forth in Section 3.04(c) of the Company Disclosure Schedule, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b), (c) or (d) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Governmental Authorities Consents. Assuming the truth and completeness of the representations and warranties of each of the ListCo and Merger Sub contained in this Agreement and the other Ancillary Documents to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, the “Authorizations”) is required on the part of the Company with respect to its execution, delivery and performance of this Agreement and the other Ancillary Documents to which it is or will be a party and the consummation by the Company of the Transactions, except for (i) any Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the filing of any documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Ancillary Documents or the Transactions, (iv) the filing of the Certificate of Merger to the Secretary of State of the State of Delaware; (v) the Company Stockholder Approval; and (vi) approval of Company Board.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the total outstanding Equity Securities of the Company are described in the Company Disclosure Schedule. The issued and outstanding Company Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law and all requirements set forth in (1) the Organizational Documents of the Company, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) to the Knowledge of the Company are free and clear of any Liens (other than those Liens arising under applicable Laws, the Company’s Organizational Documents and the Ancillary Documents).

(b) Except as disclosed in Section 3.06(b)) of the Company Disclosure Schedule, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, and (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.

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(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2023 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 3.07 Capitalization of Subsidiaries..

(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company are beneficially, directly or indirectly, owned by the Company. The Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable in accordance with their Organizational Documents; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) to the Knowledge of the Company are free and clear of any Liens (other than Liens arising under applicable Laws, the Company’s Organizational Documents, and the Ancillary Documents), and, subject to the Laws of the applicable jurisdiction of incorporation or organization with respect to each Subsidiary of the Company, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.

(b) There are no (i) outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest, issued by any Subsidiary of the Company; (ii) Persons entitled to any pre-emptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company; (iii) warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of any Subsidiary of the Company; and (iv) outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equity-holders of the Company’s Subsidiaries may vote.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person other than the Group Companies.

Section 3.08 Sufficiency of Assets. The assets, properties and rights of the Company and its Subsidiaries on the Closing Date constitute all of the material assets (real, personal, tangible, intangible or otherwise) used or held for use in the Business as it is currently operated.

Section 3.09 Financial Statements; Absence of Changes.

(a) The Company has made available to ListCo copies of the audited consolidated balance sheet as of December 31, 2023 and 2022, and the audited consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the years ended December 31, 2023 and 2022 (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the date and for the period indicated in such Financial Statements, and the results of their operations and cash flows for the periods indicated in such Financial Statements.

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(c) The Company and its Subsidiaries have established and maintained systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization, and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor an independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(d) Since December 31, 2024, through and including the date of this Agreement, no Material Adverse Effect has occurred.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2023 in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contracts), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Section 3.11 Litigation and Proceedings. There are no, and since December 31, 2022, there have been no pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate.

Section 3.12 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or as disclosed in Section 3.12 of the Company Disclosure Schedule, since December 31, 2022, the Company has been in compliance with all applicable Laws in all material respects. Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law at any time since December 31, 2022 with respect to the Business, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries hold all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the Business (the “Business Permits”), except for any failure to hold any Business Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Business is in compliance with and not in default under such Business Permits, in each case except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Representative acting on behalf of the Company or any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

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(c) The Company and its Subsidiaries and, to the Knowledge of the Company, the Representatives acting on behalf of the Company and its Subsidiaries, are and since December 31, 2022 have been in material compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 3.13 Contracts; No Defaults.

(a) For purposes of this Agreement, “Specified Contracts” shall mean all Contracts described in this Section 3.13(a) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party: each Contract that is (i) material and related to the conduct and operations of the Business; (ii) material and involve any Related Party; or (iii) involving the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person. For purposes of this Section 3.13(a), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either having an aggregate value, cost or amount in excess of US$2,000,000 within any 12-month period.

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not be reasonably expected to be material to the Business, taken as a whole, each Specified Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not be reasonably expected to have a Material Adverse Effect, taken as a whole, the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Specified Contracts and (x) to the Knowledge of the Company, neither the Company, the Company’s Subsidiaries, nor, any other party thereto is in breach of or default under any Specified Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Specified Contract by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Other than in the ordinary course of business, none of the top five largest customers of the Company, taken as a whole, based on the annual revenue for the fiscal year ended December 31, 2024 (collectively, the “Top Customers”), has terminated, or to the Knowledge of the Company, given notice that it intends to terminate any of its business relationship with the Company. There has been no material dispute or controversy or, to the Knowledge of the Company, threatened material dispute or controversy between the Company, on the one hand, and any Top Customer, on the other hand.

Section 3.14 Labor Matters.

(a) The Business is and has been since December 31, 2022 in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours, except for any such noncompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by (i) any collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization, or (ii) arrangements with a labor union, works council or labor organization. There is no, and since December 31, 2023, there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Business, in each case, pending or, to the Knowledge of the Company, threatened.

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(c) Each benefit or similar plan relating to Company Employees or other service providers of the Company or any of its Subsidiaries (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Except as set forth in Section 3.14(c) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder (including the Merger) could (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries under any Company Benefit Plan, or (B) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee.

Section 3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes (whether or not shown as due on Tax Returns) required to be paid by the Company and its Subsidiaries have been paid or accrued;

(iii) there is no material Action with respect to Taxes of the Company or any of its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes in the jurisdictions in which the Company or any of its Subsidiaries operate;

(v) if the Company or any of its Subsidiaries is required to be registered for any value-added tax (“VAT”) in any jurisdiction, then it is so registered in each applicable jurisdiction and the Company or the applicable Subsidiary has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT; and

(b) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken) that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

Section 3.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has a valid leasehold interest in all real property leased by the Company (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the Company or any of its Subsidiaries has received any written notice of any, and, to the Knowledge of the Company, there is no, material default under any such Lease.

(c) The Company or its applicable Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the Business, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

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Section 3.17 Intellectual Property, Privacy and Data Security.

(a) The Company and its Subsidiaries (i) exclusively own all Company Owned Intellectual Property, and (ii) have valid and enforceable rights to all other Intellectual Property that is material to the conduct of the Business as currently conducted, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company, since December 31, 2022, neither the Company nor any of the Subsidiaries nor the conduct of the Business has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company Owned Intellectual Property in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since December 31, 2022, the Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Company’s Owned Intellectual Property, except where the failure, individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect. To the Knowledge of the Company, since December 31, 2022, there has been no unauthorized access, use or disclosure, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of any source code, trade secrets or other material confidential information of the Company.

(d) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company and its Subsidiaries are and since December 31, 2022 have been, to the Knowledge of the Company, in compliance in all material respects with all applicable Laws in the jurisdictions that the Company is qualified to operate, except where such noncompliance could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place which are designed to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure and to comply with Data Security Requirements, except where the failure to do so could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of the Businesses in the event of a failure of the IT Systems. To the Knowledge of the Company, since December 31, 2022 there has been no material Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor any failures of, the IT Systems that have caused any material disruption or interruption in the conduct of the Business, in each case with respect to such failures or continued substandard performance that has not been remedied or remediated without material expense or liability, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and since December 31, 2022 have been in compliance, in all material respects with all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, taken as a whole, to the Knowledge of the Company, there is no current Action pending against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of any Personal Information. There has not been any Action since December 31, 2022 and there is no Action pending, or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2022, relating to any Security Incident or any non-compliance with any Data Security Requirements, except Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Transactions do not and will not result in any violation or breach by the Company or its Subsidiaries of any Data Security Requirements.

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Section 3.18 Brokers’ Fees. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Related Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule, and except for arm’s length transactions entered into in the ordinary course of business, no Related Party of the Company is presently a party to any material transaction with the Company (other than for services as Company Employees), including any material Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring material payments to or from, any Related Party or, to the Knowledge of the Company, any other Person in which any Related Party has a substantial or material interest in or of which any Related Party is an officer, director, trustee or partner.

Section 3.20 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in (i) the Form 8-K will, at its filing date, and (ii) LAS Form will, at the date it is first submitted to the Nasdaq, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of ListCo, Merger Sub, or any of their respective Affiliates.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect , each Group Company has purchased insurance policies that are mandatorily required to be obtained by such Group Company pursuant to applicable Law.

Section 3.22 U.S. Business. No Group Company is a “U.S. business” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, or any of its implementing regulations (together, the “DPA”). No Group Company engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA, (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.23 No Other Representations. Except as provided in this Article III, none of the Company, or the Company Stockholders, or any other Person has made, or is making, any representation or warranty whatsoever in respect of the Business, the Company, or the Company’s Subsidiaries including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business and furnished or made available to ListCo and its representatives in any form (including any information, documents, or material made available to ListCo in the Company virtual data room), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

Article IV

REPRESENTATIONS AND WARRANTIES OF LISTCO AND MERGER SUB

Except as set forth in the ListCo Disclosure Schedules to this Agreement delivered by the ListCo and Merger Sub to Company and dated as of the date of this Agreement, each Warrantor represents and warrants to the Company as follows:

Section 4.01 Corporate Organization.

(a) Each of ListCo and its Subsidiaries is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. ListCo has made available to the Company true and correct copies of each of the ListCo Organizational Documents and the Organizational Documents of each Subsidiary of ListCo as in effect as of the date hereof. Each of ListCo and each Subsidiary of ListCo is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the ability of ListCo to consummate the Transactions or otherwise have a Material Adverse Effect.

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(b) Merger Sub has been formed for the sole purpose of engaging in the Transactions, and, from the date of its incorporation, has not issued Equity Securities to any Person other than ListCo, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Ancillary Document to which it is a party, as applicable.

Section 4.02 Due Authorization.

(a) Each of ListCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is or will be a party (subject to the consents, approvals, authorizations and other requirements described in Section 4.03 or Section 4.05) and to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Ancillary Documents and the consummation of the Transactions have been duly and validly authorized and approved by the ListCo Board, by ListCo as the sole stockholder of Merger Sub, the board of directors of Merger Sub, and no other corporate or equivalent proceeding on the part of ListCo or Merger Sub is necessary to authorize this Agreement or the Ancillary Documents or ListCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each Ancillary Document has been or will be (when executed and delivered by ListCo and Merger Sub) duly and validly executed and delivered by ListCo and Merger Sub, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each Ancillary Document constitutes or will constitute when signed a legal, valid and binding obligation of ListCo and Merger Sub, enforceable against ListCo and Merger Sub in accordance with its terms.

(b) At a meeting duly called and held, the ListCo Board has duly, validly and unanimously: (i) approved and declared advisable this Agreement and the other Ancillary Documents and the Transactions, (ii) determined that this Agreement and the Transactions are in the best interest of ListCo and the ListCo Stockholders, (iii) directed that the issuance of the ListCo Class A Common Stock underlying the Pre-Funded Warrants, as contemplated by this Agreement and as required to comply with Nasdaq listing rules, be submitted to a vote of the ListCo Stockholders for adoption at a meeting of ListCo Stockholders, and (iv) resolved to recommend that the ListCo Stockholders vote in favor of approval of such proposals.

(c) At a meeting duly called and held, the sole director of the of Merger Sub has duly, validly and unanimously: (i) approved and declared advisable this Agreement and the other Ancillary Documents and the Transactions, (ii) determined that this Agreement and the Transactions are in the best interest of Merger Sub and its sole stockholder, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub.

(d) The sole stockholder of Merger Sub has approved this Agreement, the other Ancillary Documents and the Transactions.

Section 4.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, the execution, delivery and performance of this Agreement and any other Ancillary Document to which ListCo or Merger Sub is a party, and the consummation of the Transactions do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of, or trigger security holders’ right that have not been duly waived under, the ListCo Organizational Documents or the Organizational Documents of any of its Subsidiaries including Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, the Nasdaq Rules or Governmental Order binding upon or applicable to ListCo or any of its Subsidiaries, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Merger Sub, ListCo, or any of their Affiliates or Subsidiaries is a party, or (d) result in the creation or imposition of any Lien upon any of the properties, assets of Merger Sub, ListCo or any of their Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 4.04 Litigation and Proceedings. There are no, and since December 31, 2022 there have been no, pending or to the Knowledge of ListCo threatened Actions by or against ListCo or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in liability to or obligations of ListCo, Merger Sub or any of ListCo’s other Subsidiaries in an amount in excess of US$250,000 individually or US$500,000 in the aggregate. There is no Governmental Order currently imposed upon ListCo or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect. Neither ListCo nor any of its Subsidiaries is a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of ListCo, except for as set forth in the SEC Reports, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of ListCo, threatened, in each case regarding ListCo or any of its Subsidiaries or any malfeasance by any officer or director of ListCo.

Section 4.05 Governmental Authorities; Consents. Except as set forth in the ListCo Disclosure Schedules, assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement and the Ancillary Documents to which it is or will be a party, no Authorization is required on the part of ListCo or Merger Sub with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents by each of ListCo and Merger Sub to which it is or will be a party and the consummation of the Transactions, except for (i) the filing of the Form D with the SEC, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions (iii) the filing of the Certificate of Merger with the Secretary of the State of Delaware, and (iv) the completion of review of listing of additional shares form by Nasdaq.

Section 4.06 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of ListCo or any of its Affiliates.

Section 4.07 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Except as set forth in Section 4.07(a) of the ListCo Disclosure Schedules, ListCo has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Additional SEC Reports”). Each of the SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SEC Reports or the Additional SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To the Knowledge of ListCo, none of the SEC Reports filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. The SEC Reports did not at the time they were filed with the SEC, or if amended, as of the date of such amendment with respect to those disclosures that were amended (except to the extent that information contained in any SEC Report has been superseded by a subsequently filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of ListCo has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. As of the date hereof, neither ListCo nor any Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration or regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

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(b) The SEC Reports contain true and complete copies of the applicable financial statements of ListCo, and they do not contain any statement which are misleading. The audited financial statements (including the notes and schedules thereto) and unaudited interim financial statements included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of ListCo as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. ListCo does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) ListCo has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to ListCo and all material information required to be disclosed by ListCo in the reports and all documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ListCo’s principal executive officer and principal financial officer. Such disclosure controls and procedures are effective in timely alerting ListCo’s principal executive officer and principal financial officer to material information required to be included in ListCo’s financial statements included in ListCo’s periodic reports required under the Exchange Act.

(d) ListCo and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. In particular, ListCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ListCo or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ListCo.

(e) Neither ListCo nor any of its Subsidiaries has any liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for in the latest audited or unaudited financial statements or disclosed in any notes thereto, in each case as is published publicly or provided to the Company prior to the date hereof; (ii) that have arisen since September 30, 2024 in the ordinary course of business of ListCo and its Subsidiaries; (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto; (iv) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contracts); (v) incurred in connection with or incident or related to ListCo’s incorporation or continuing corporate existence; or (vi) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect..

(f) Except as discussed in the SEC Reports of the ListCo, the ListCo and its Subsidiaries have established and maintained systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with the applicable accounting standard and to maintain accountability for the ListCo’s and its Subsidiaries’ assets. Except as set forth in ListCo’s SEC Reports or to the Knowledge of the ListCo, none of the ListCo or its Subsidiaries nor an independent auditor of the ListCo or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the ListCo and its Subsidiaries, (ii) any fraud, whether or not material, that involves the ListCo or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the ListCo or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

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(g) ListCo is not a “shell company” within the meaning of Rule 12b-2 of the Exchange Act and, based on the representations of the Company set forth in Article III, will not become one subsequent to the consummation of the Transactions contemplated by this Agreement.

Section 4.08 Compliance with Laws.

(a) Each of ListCo and its Subsidiaries:

(i) is, and since December 31, 2022 has been, in compliance in all material respects with all applicable Laws;

(ii) has not received any written notice from any Governmental Authority of a violation of any applicable Law since December 31, 2022, and no Action before any Governmental Authority is pending;

(iii) holds, and since December 31, 2022 has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of ListCo and its Subsidiaries (the “ListCo Permits”);

(iv) is, and since December 31, 2022 has been, in compliance with and not in default in any material respect under such ListCo Permits;

in each case except, with respect to any Subsidiaries of ListCo (but not ListCo itself), any non-compliance, notice, default or lack of ListCo Permit that has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither of the ListCo nor any of its Subsidiaries, nor to the Knowledge of the ListCo, any Representative acting on behalf of the ListCo or any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

(c) The ListCo and its Subsidiaries, and, to the Knowledge of the ListCo, the Representatives acting on behalf of the ListCo and its Subsidiaries, are and, since December 31, 2022, have been in compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 4.09 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a ListCo Impairment Effect, the Warrantors represent that:

(i) since December 31, 2020, all Tax Returns required to be filed by ListCo or its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) since December 31, 2020, all Taxes (whether or not shown as due on Tax Returns) required to be paid by ListCo or its Subsidiaries been paid;

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(iii) there is no Action (i) with respect to Taxes of ListCo or its Subsidiaries that is pending or otherwise in progress, or (ii) that has been threatened in writing by any Governmental Authority within the last three years;

(iv) since December 31, 2020, ListCo and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) since December 31, 2020, (A) there have been no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against ListCo or its Subsidiaries that have not been paid or otherwise resolved in full, and (B) neither ListCo nor any of its Subsidiaries has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes that has not expired;

(vi) if ListCo or any of its Subsidiaries is required to be registered for VAT in any jurisdiction, then it so registered in each applicable jurisdiction and ListCo or the applicable Subsidiary has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT;

(vii) neither ListCo nor any of its Subsidiaries is subject to material Tax in a country other than the country of its incorporation or formation by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction;

(viii) since December 31, 2020, no written claim has been made by a Governmental Authority in a jurisdiction where ListCo or any of its Subsidiaries does not file Tax Returns that ListCo or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved; and

(ix) neither ListCo nor any of its Subsidiaries will be required to pay any Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by ListCo or any of its Subsidiaries (including the non-payment of a Tax) on or prior to the Closing Date (including (A) the delay of payment of employment Taxes under any COVID-19 Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Measure).

(b) Neither ListCo nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), nor is it aware of any fact or circumstance, that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

Section 4.10 Capitalization.

(a) The authorized share capital of ListCo is 350,000,000 shares, consisting of 250,000,000 shares of ListCo Class A Common Stock, 25,000,000 shares of ListCo Class B Common Stock, and 75,000,000 shares of ListCo Preferred Stock, par value $0.0001 per share. As of the date of this Agreement, 6,312,303 shares of ListCo Class A Common Stock are issued and outstanding, 2,311,134 shares of ListCo Class B Common Stock are issued and outstanding, and one share of Series FE of ListCo Preferred Stock are issued and outstanding. As of the date of this Agreement there are outstanding options to purchase 32,080 shares of Class A Common Stock pursuant to the ListCo Option Plan. Other than set forth in this Section 4.10(a), no other Equity Securities have been authorized, issued or are outstanding. All of the issued and outstanding ListCo Stock (including the Share Consideration when issued), (i) has been, or will be in the case of the Share Consideration, duly authorized, validly issued and are fully paid and non-assessable, (ii) were issued, or will be issued in case of the Share Consideration, in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of ListCo, and (2) any other applicable Contracts governing the issuance of such Equity Securities (including the Nasdaq Rules, where applicable), (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of ListCo or any Contract to which ListCo is a party or otherwise bound, and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the ListCo Organizational Documents and the Ancillary Documents).

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(b) All of the issued and outstanding shares of Equity Securities of the Subsidiaries of ListCo, including Merger Sub, (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound, and (iv) to the Knowledge of ListCo, are free and clear of any Liens (other than restrictions arising under applicable Laws, each such Subsidiary’s Organizational Documents and the Ancillary Documents).

(c) Except as set forth on Schedule 4.10(c) of the ListCo Disclosure Schedules, there are no outstanding options, warrants, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in ListCo or Merger Sub.2 Except as contemplated in this Agreement, or as set forth on Schedule 4.10(c)(i) no Person is entitled to any pre-emptive or similar rights to subscribe for Equity Securities of ListCo or Merger Sub, and (ii) except as set forth on Schedule 4.10(c), there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require ListCo or Merger Sub to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of ListCo or Merger Sub. Except as set forth on Schedule 4.10(c), there are no outstanding bonds, debentures, notes or other indebtedness of ListCo, Merger Sub, or any of their Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which ListCo Stockholders or Merger Sub stockholders may vote. Except as disclosed in the SEC Reports, ListCo is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to ListCo Common Stock or any other Equity Securities of ListCo.

(d) Schedule 4.10(d) of the ListCo Disclosure Schedule contains an organizational structure chart that depicts or otherwise lists each Subsidiary of ListCo and Merger Sub, together with (i) the jurisdiction of organization or formation of each such Subsidiary, and (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary. Neither ListCo nor any of its Subsidiaries owns any Equity Securities in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities of such Person.

(e) The Share Consideration, when issued, or in the case of the Pre-Funded Warrants, exercised, in accordance with the terms hereof and thereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws, the Nasdaq Rules, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the ListCo Organizational Documents, or any Contract to which ListCo is a party or otherwise bound.

(f) All of the issued and outstanding shares of Merger Sub are owned by ListCo, free and clear of any Liens. Merger Sub will be formed solely for the purpose of engaging in the Transactions, including the Merger, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other Transactions.

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(g) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the ListCo, and (ii) since December 31, 2022 through the date of this Agreement, the ListCo has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.11 Material Contracts; No Defaults.

(a) For purposes of this Agreement, “Material ListCo Contracts” shall mean all Contracts described below in this Section 4.11(a) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, the ListCo or any of its Subsidiaries is a party: each Contract that (i) is material and related to the conduct and operations of its business and properties; (ii) involves any of the Related Parties of the ListCo or any of its Subsidiaries; (iii) obligates the ListCo or any of its Subsidiaries to share, license or develop any material product or technology involving a contract value more than US$100,000; (iv) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person; or (v) would be required to be filed by ListCo pursuant to Item 601(b)(10) of Regulations S-K. For purposes of this Section 4.11(a), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (x) having an aggregate value, cost or amount in excess of US$100,000 within any 12-month period or (y) not terminable by the ListCo or any of its Subsidiaries upon ninety (90) days’ or less notice without incurring any penalty or obligation. ListCo has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulations S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, ListCo is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, has been filed, and was entered into at arm’s length. Except for any Material ListCo Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) all Material ListCo Contracts are in full force and effect and represent the legal, valid and binding obligations of ListCo, and, to the Knowledge of ListCo, the other parties thereto, and are enforceable by ListCo to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) ListCo and, to the Knowledge of ListCo, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material ListCo Contract, (iii) ListCo has not received any written claim or notice of material breach of or material default under any Material ListCo Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material ListCo Contract by ListCo or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) ListCo has not received written notice from any other party to any Material ListCo Contract that such party intends to terminate or not renew any such Contract, in each case except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12 Related Party Transactions. Except for as set forth in Schedule 4.12 of ListCo’s Disclosure Schedules or any arm’s length transactions entered into in the ordinary course of business, no Related Party of the ListCo is presently a party to any material transaction with the ListCo (other than for services as ListCo Employees).

Section 4.13 ListCo Benefit Plans.

(a) Each employee benefit plan, and each stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance or change in control benefits), termination, individual consulting, retention, change-in-control, transaction, fringe benefit, pension bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, polices, agreements or other arrangements, including, without limitation, the ListCo Option Plan (any such plan, policy, agreement or other arrangement of ListCo or any of its Subsidiaries, a “ListCo Benefit Plan”) which are, in each case, contributed to, required to be contributed to, sponsored by or maintained by ListCo or any of its Subsidiaries for the benefit of any current or former employee, officer, director, contractor, consultant or other service provider of ListCo or any of its Subsidiaries (collectively, the “ListCo Employees”) or under or with respect to which ListCo or any of its Subsidiaries has any material liability, contingent or otherwise, have been in compliance with applicable law in material aspects.

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(b) Neither the execution and delivery of this Agreement by ListCo nor the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents could (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider of ListCo or any of its Subsidiaries under any ListCo Benefit Plan, or (B) result in the payment by ListCo or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of ListCo or any of its Subsidiaries of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any ListCo Employee.

Section 4.14 Labor Matters.

(a) No ListCo Group Company is party to or bound by any collective bargaining agreement or other arrangements with a labor union, employer organization, works council or labor organization. There is no and there has been no, material organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting any ListCo Group Company, in each case, pending or, threatened.

(b) Each ListCo Group Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours.

Section 4.15 Investment Company Act. Neither of ListCo nor any of its Subsidiaries is, or immediately following the Closing will be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Business Activities; Absence of Changes.

(a) Since December 31, 2022, except as expressly contemplated by this Agreement, each ListCo Group Company has conducted business in all material respects in the ordinary course, and without limiting the generality of the foregoing, there has not been (a) any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any ListCo Group Company’s Equity Securities, except for any dividend or distribution by a ListCo Group Company to another ListCo Group Company. Except as set forth in Section 4.16(a) of the Disclosure Schedule, there is no agreement, Contract, commitment, or Governmental Order binding upon ListCo or to which ListCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of ListCo or any acquisition of property by ListCo or any of its Subsidiaries or the conduct of business by ListCo or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) Except for as set forth in Schedule 4.16 of ListCo Disclosure Schedules, ListCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Ancillary Documents, and the Transactions, neither ListCo nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a transaction similar in nature to the Merger.

Section 4.17 Nasdaq Listing. As of the date hereof and on the Closing Date, the shares of ListCo Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BNZI.” Except as disclosed in the SEC Reports, ListCo has complied with the Nasdaq Rules and all applicable listing requirements of the Nasdaq. Except as disclosed in the SEC Reports, ListCo has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of ListCo Class A Common Stock from the Nasdaq or the SEC, and there is no Action pending or, to the Knowledge of ListCo, threatened against ListCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister ListCo Class A Common Stock or terminate the listing of ListCo Class A Common Stock on the Nasdaq. None of ListCo or its Affiliates has taken any action in an attempt to terminate the registration of ListCo Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

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Section 4.18 Information Supplied. The Form 8-K will, as of its filing date, and LAS Form will, at the date it is first submitted to the Nasdaq, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ListCo makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates in such documents.

Section 4.19 Real Property.

(a) ListCo Group Company does not own any real property.

(b) ListCo or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by it (“Leased ListCo Real Property”). All material leases for the Leased ListCo Real Property under which ListCo or its applicable Subsidiary is a lessee (collectively, the “ListCo Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the ListCo Group Companies has received any written notice of any, and to the Knowledge of ListCo there is no, material default under any such ListCo Lease.

(c) Each of ListCo and its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of ListCo and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.20 Intellectual Property, Privacy and Data Security.

(a) To the Knowledge of ListCo, neither of ListCo nor any of its Subsidiaries nor the conduct of the business of ListCo or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, or has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since December 31, 2022, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of ListCo, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) ListCo and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. To the Knowledge of ListCo, there has been no unauthorized access, use or disclosure, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of any source code, trade secrets or other material confidential information of ListCo.

(c) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, ListCo and its Subsidiaries have (i) commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure, and (ii) have complied with all Data Security Requirements.

(d) ListCo and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the ListCo and each of its Subsidiaries, since December 31, 2022 there has been no material Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor any failures that have caused any material disruption or interruption in the use of the IT Systems or the conduct of the business of the ListCo or its Subsidiaries, in each case with respect to such failures that has not been remedied or remediated without material expense or liability, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(e) At all times, ListCo and its Subsidiaries have (i) made all disclosures to users or customers about its activities involving processing Personal Information as required by applicable Laws, and none of such disclosures made or contained in any privacy and/or data security policies of ListCo or any of its Subsidiaries has been inaccurate, misleading, deceptive, or in violation of any Data Security Requirements (including by containing any material omission); and (ii) obtained all necessary consents required under applicable Laws to Process Personal Information.

(f) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of any Data Security Requirements or the privacy and/or data security policies of ListCo or any of its Subsidiaries.

Section 4.21 Sufficiency of Funds; Solvency.

(a) ListCo is Solvent. For purposes of this Section 4.21, “Solvent” means that: (i) the amount of the fair value of the assets of ListCo and its Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of ListCo and its Subsidiaries on a consolidated basis, contingent or otherwise; (ii) the present fair saleable value of the property (on a going-concern basis) of ListCo and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) ListCo and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (iv) ListCo and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

(b) ListCo has, and as of immediately prior to the Closing, ListCo will have, sufficient unrestricted cash on hand to consummate the Transaction, make the payments for the Payoff Amount, Transaction Expenses and the Cash Consideration, and pay in cash all fees, expenses and other amounts required to be paid by ListCo in cash in connection with the Transaction.

(c) Except for any proceedings in connection thereto, there are no proceedings in relation to any winding up, bankruptcy or other insolvency proceedings concerning any ListCo Group Company and, no events have occurred which, under applicable Laws, would justify such proceedings.

(d) To the Knowledge of ListCo, no steps have been taken to enforce any security over any material assets of any ListCo Group Company and no event has occurred to give the right to enforce such security.

Section 4.22 Insurance. Schedule 4.22 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by ListCo relating to ListCo or any ListCo Group Company, or its or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and ListCo is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of ListCo, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by ListCo. ListCo has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect

Section 4.23 New Subsidiaries. Merger Sub has been formed solely for the purpose of the Transactions. Merger Sub has had no operations or activities prior to the date hereof, other than those activities which are customary organizational and formation activities. Merger Sub has no and has never had any assets, liabilities or employees and is not a party to any Contract except for the Contract under which ListCo acquired the shares of Merger Sub.

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Section 4.24 No Other Representations. Except as provided in this Article IV, none of ListCo, Merger Sub nor any other Person has made, or is making any representation or warranty whatsoever in respect of ListCo or Merger Sub.

Section 4.25 SEPA Financing. ListCo is a party to that certain Standby Equity Purchase Agreement dated as of December 14, 2023 (“SEPA”) by and among ListCo, YA II PN LTD., a Cayman Islands exempt limited partnership (“ListCo Investor”) and 7GC & Co. Holdings Inc., a company incorporated under the laws of the state of Delaware, pursuant to which and subject to the terms and conditions of the SEPA, ListCo has the option, but not the obligation, to sell to ListCo Investor, and ListCo Investor shall subscribe for, an aggregate amount of up to $100,000,000 of ListCo Series A Common Stock (“SEPA Financing”). As of the date of this Agreement and as of the Closing, (a) ListCo is and has been in compliance with the terms and conditions of the SEPA, has not received any notice of its non-compliance with such terms and conditions and is not aware of any event or occurrence that could reasonably give rise to a claim that ListCo is not in compliance with such terms and conditions or which could result in the SEPA Financing not being available, (b) there are no conditions precedent, or contingencies related to the funding of the SEPA Financing other than as expressly set forth in the SEPA, (c) ListCo has and does satisfy all conditions precedent to its rights to submit an Advance Notice (as defined in the SEPA) for and receive funding pursuant to the SEPA Financing, including, without limitation, as set forth on Annexes II and III to the SEPA, (d) the aggregate amount of SEPA Financing available to ListCo is greater than the amount required to be paid by or on behalf of ListCo pursuant to this Agreement, including the Cash Consideration (as may be adjusted pursuant to Section 2.07(b) and Section 2.10(b)), (e) there are no events, conditions, contracts, arrangements, understandings or side letters that could reasonably (i) impair the enforceability of the SEPA, (ii) reduce the aggregate amount of any portion of the SEPA Financing such that the aggregate amount of the SEPA Financing could be below the amount required to be paid by or on behalf of ListCo pursuant to this Agreement, including the Cash Consideration, or (iii) reasonably be expected to prevent, impede or delay the consummation of the Closing. During the Interim Period, ListCo will notify Company within one (1) business day if it becomes aware of any breach or inaccuracy of the foregoing representations and warranties. For the avoidance of doubt, this Section 4.25 does not limit ListCo’s ability to exercise the SEPA and conduct a SEPA Financing in accordance with the terms thereof and in no event shall any such SEPA Financing be deemed a default of this Section 4.25.

Section 4.26 Non-Reliance. ListCo has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. ListCo acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, ListCo has relied solely upon its own investigation and the express representations and warranties of Company set forth in Article III of this Agreement (including the related portions of the Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Schedules).

Article V

COVENANTS OF THE COMPANY

Section 5.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any other Ancillary Document, as consented to in writing by ListCo (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement or any other Ancillary Document or as disclosed in the Company Disclosure Schedule, as consented to by ListCo in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) amend Company Charter or Company Bylaws or other Organizational Documents, except (A) in the case of any of the Company’s Subsidiaries only (excluding the Company itself), any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole, or (B) as contemplated by the Agreement and the Ancillary Documents;

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(b) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization, except as contemplated by the Agreement and the Ancillary Documents, or any liquidation or dissolution of any dormant Subsidiary;

(c) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Company stock options to Company employees in the ordinary course;

(d) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), in each case in an amount exceeding US$3,000,000 and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of inventory, tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries, (v) disclosure of any confidential information of the Company and its Subsidiaries to any Person pursuant to valid and enforceable agreements to protect confidentiality, or (vi) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(e) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract other than the restructuring of the lease for Company’s location in Portland, Oregon pursuant to terms provided to ListCo;

(f) directly or indirectly, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case in an amount exceeding US$3,000,000;

(g) settle any Action if such settlement would require payment by the Company in an amount greater than US$5,000,000;

(h) other than in the ordinary course of business, (i) incur, create or assume any Indebtedness in an amount exceeding US$3,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) modify, in any material respect, the terms of any Indebtedness in an amount exceeding US$3,000,000, or (iii) guarantee the obligations of any Person for indebtedness for borrowed money in an amount exceeding US$3,000,000;

(i) make any loans or advance any money to any Person in an amount exceeding US$3,000,000, except for (i) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (ii) prepayments and deposits paid to suppliers, consultants and contractors of the Company or any of its Subsidiaries in the ordinary course of business, (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (iv) advances or other payments among the Company and its Subsidiaries;

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(j) make any capital expenditures that in the aggregate exceed US$3,000,000, other than any capital expenditure (or series of related capital expenditures) in the ordinary course of business;

(k) (i) split, combine, subdivide, reclassify or amend any terms of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital;

(l) make any material change in accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable accounting standards or applicable Law;

(m) make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes resulting in a material amount of additional Tax or filing of any amended Tax Return; file any material Tax Return in a manner inconsistent with past practice, except as required by applicable Law; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with respect to any Tax; defer any material Taxes as a result of a COVID-19 Measure; or surrender any right to claim a material refund of Taxes; or knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair, or impede the Merger from qualifying for the Intended Tax Treatment, in each case except in the ordinary course of business consistent with its past practice; or

(n) enter into any Contract to do any action prohibited under this Section 5.01 above.

(o) Notwithstanding anything to the contrary contained herein (including this Section 5.01), nothing in this Section 5.01 is intended to give ListCo or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company will use commercially reasonable efforts to provide any information described in the foregoing clause (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege), during the Interim Period, the Company shall, and shall cause its Subsidiaries to, (x) upon reasonable advance notice from ListCo, afford to ListCo and its Representatives reasonable access to the properties, books, records and appropriate officers of the Company and its Subsidiaries during normal business hours in such manner as to not interfere with the normal operations of the Company and its Subsidiaries, and (y) use commercially reasonable efforts to furnish ListCo and such Representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case of (x) and (y), as ListCo and its Representatives may reasonably request in writing solely for purposes of consummating the Transactions and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by ListCo and its Representatives under this Agreement shall be subject to Section 7.07 (Confidentiality; Publicity).

Section 5.03 No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of ListCo in violation of such Laws, or knowingly cause or encourage any Person to purchase or sell any securities of ListCo in violation of such Laws.

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Section 5.04 Taxes Relating to the Company Securities. The Company acknowledges and agrees that ListCo is not responsible for any Taxes that are imposed by applicable Laws on Company Stockholders or Management Employees in connection with the Merger Consideration received by such Company Stockholders or Management Employees.

Section 5.05 Termination of the Company Stockholder Agreements. On or prior to the Closing Date, the Company shall use commercially reasonable efforts to cause each of the parties to each of the Company Stockholder Agreements to execute and deliver a written agreement pursuant to which each such Company Stockholder Agreement is terminated, and each party thereto unconditionally and irrevocably waives and releases any claims (including in respect of any actual or asserted breach or non-compliance with any such Company Stockholder Agreements) and agrees that each such Company Stockholder Agreement is terminated and of no further force or effect, effective as of the Closing.

Article VI

COVENANTS OF LISTCO

Section 6.01 Conduct of Business.

(a) During the Interim Period, Merger Sub shall, ListCo shall, and each Merger Sub and ListCo shall cause their Subsidiaries to, except as expressly required by this Agreement or any other Ancillary Document, as consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or qualified) or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects, consistent with past practice and in compliance with all applicable Laws, and take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as expressly required by this Agreement, any other Ancillary Document, pursuant to the SEPA, the SEPA Financing, or any transaction or a series of transactions that satisfy the sole purpose of raising funds for the ListCo’s full payment of the Cash Consideration, Payoff Amount and the Transaction Expenses, as disclosed in the Schedules, or as consented to by the Company in writing (which consent shall not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, ListCo shall not, and shall cause its Subsidiaries not to:

(i) Change, waive or amend its Organizational Documents;

(ii) (A) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise in respect of any outstanding Equity Securities; (B) issue, sell, grant, or offer to issue, sell, grant any Equity Securities; (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities; or (D) split, combine, recapitalize or reclassify any of its shares or other Equity Securities;

(iii) (A) fail to maintain its corporate existence or merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, or (C) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, recapitalization, reorganization, public offering or similar transaction (other than the Transactions);

(iv) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property) in each case in an amount exceeding US$250,000, and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of inventory, tangible assets or equipment deemed by the ListCo in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by any ListCo Group Company and disclosed to Company prior to the date of this Agreement, (v) disclosure of any confidential information of any ListCo Group Company to any Person pursuant to valid and enforceable agreements to protect confidentiality;

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(v) enter into, renew or amend, in any material aspect, the terms of any transaction or Contract with a Related Party of the ListCo without the Company’s prior written consent;

(vi) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify the terms of any Indebtedness with an amount exceeding US$250,000, other than (x) ordinary course trade payables, (y) between the ListCo and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the ListCo’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(vii) issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Lien on, or authorize or propose to issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Lien on, any Equity Securities or any options, warrants or other rights to purchase or obtain any Equity Securities, in each case other than the creation of any Lien on the ListCo’s Equity Securities by any third party that is not a ListCo Group Company;

(viii) enter into any Contract, to do any action prohibited under this Section 6.01(a).

(ix) terminate, amend, waive or assign any material right under any Material ListCo Contract;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii) waive, release, assign, settle or compromise any Action (including relating to this Agreement, the Ancillary Documents or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the ListCo or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, or obligations, unless such amount has been reserved in ListCo financial statements;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business, provided that Company acknowledges that ListCo is in the process of closing its acquisition of Vidello Limited (“Vidello Acquisition”) and hereby consents to such acquisition;

(xv) make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(xvi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than with respect to the Merger and the Vidello Acquisition);

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(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights unless that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ListCo;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP.

(b) During the Interim Period, ListCo shall, and shall cause its Subsidiaries to, (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with the Nasdaq Rules and all applicable Securities Laws, and (ii) comply with, and continue performing under, as applicable, its Organizational Documents, the Agreement and the Ancillary Documents (to the extent in effect during the Interim Period) and all other agreements or Contracts to which it is party.

Section 6.02 Inspection. ListCo shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records, properties and appropriate officers and employees of ListCo Group Companies, and use its commercially reasonable efforts to furnish the Company, its Affiliates and their respective Representatives with all financial and operating data and other information concerning the affairs of ListCo Group Companies, in each case as the Company or any of its Affiliates or Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of ListCo would result in the loss of attorney client privilege or other privilege from disclosure (provided that ListCo will use commercially reasonable efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 6.03 Section 6.04 Reserved. ListCo Listing. During the Interim Period, ListCo shall use its best efforts to ensure that ListCo Class A Common Stock continue to be listed on the Nasdaq.

Section 6.05 SEPA Financing. During the Interim Period, ListCo (a) will comply with the terms and conditions of the SEPA, (b) will comply with and fulfill all conditions precedent and contingencies related to its submission of an Advance Notice and its receipt of funding pursuant to the SEPA Financing, including, without limitation, as set forth on Annexes II and III to the SEPA, and (c) will not take any action or agree to any conditions, contracts, arrangements, understandings or side letters that could reasonably (i) impair the enforceability of the SEPA, (ii) reduce the aggregate amount of any portion of the SEPA Financing such that the aggregate amount of the SEPA Financing could be below the amount required to be paid by or on behalf of ListCo pursuant to this Agreement, including the Cash Consideration, or (iii) reasonably be expected to prevent, impede or delay the consummation of the Closing.

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Section 6.06 D&O Insurance. The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of each Person who served as a director, officer, member, trustee or fiduciary of Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, ListCo shall cause the Organizational Documents of the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons in effect as of immediately prior to the date of this Agreement in the Organizational Documents of the Company. The provisions of this Section 6.06 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. For the benefit of the D&O Indemnified Persons, ListCo shall obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. ListCo shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

Section 6.07 Notification of Certain Matters. During the Interim Period, ListCo shall give the Company a written notice within five (5) business days once it becomes aware of such following events, if ListCo or any of its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing not being satisfied or the satisfaction of those conditions being materially delayed; (e) discovers any fact or circumstance that, or becomes aware of the occurrence of non-occurrence of any event which, if existing or known on the date hereof, would cause the representations and warranties of ListCo or its Affiliates made pursuant to this Agreement not to be true and correct in any material respect; or (f) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the Transactions contemplated by this Agreement.

Article VII

JOINT COVENANTS

Section 7.01 Efforts to Consummate.

(a) With respect to any requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, ListCo and Merger Sub shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to ListCo, and ListCo and Merger Sub shall promptly furnish to the Company, copies of any notices or communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions. To the extent not prohibited by Law, the Company agrees to provide ListCo and its counsel, and ListCo agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

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(b) During the Interim Period, ListCo, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to this Agreement, Ancillary Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ListCo, any Subsidiary of ListCo or any of their respective Representatives (in their capacity as a representative of ListCo or any Subsidiary of ListCo) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). ListCo and the Company shall each (i) keep the other Party timely informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at such other Party’s own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, in no event shall ListCo (or any of its Representatives) on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(c) Each Party shall otherwise use its reasonable best efforts to cooperate with the other Parties to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to satisfy the conditions to closing set forth in Article IIIV and to consummate and make effective the Transactions.

Section 7.02 Resale Registration Statement, Form 8-K, LAS Form.

(a) As promptly as practicable (any in any case within five (5) Business Days) after Closing, the ListCo, with the cooperation and assistance of the Company, shall prepare and file a registration statement on applicable form under the Securities Act to register the resale of the Share Consideration (the “Resale Registration Statement”) at ListCo’s cost and expense. ListCo shall (i) cause the Resale Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Resale Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff relating to the Resale Registration Statement. ListCo shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of the Share Consideration. ListCo shall use its best efforts to keep the Resale Registration Statement continuously effective under the Securities Act until the date that all Share Consideration has been sold thereunder or pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (the “Effectiveness Period”). The Company and Company Stockholders shall use their reasonable best efforts to furnish to ListCo and its Representatives all information concerning the Company, its officers, directors, managers, shareholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Resale Registration Statement, and will assist ListCo in drafting the portions of the Resale Registration Statement relating to the Company’s business and operations.

(b) As promptly as practicable (any in any case within four (4) Business Days) after execution of this Agreement, ListCo shall prepare and file a Current Report on Form 8-K (the “Form 8-K”) pursuant to the Exchange Act to report the execution of this Agreement. The ListCo, with the cooperation and assistance of the Company, shall prepare and cause to be submitted with the Nasdaq a listing of additional shares form in connection with the Transactions (such form, together with any attachment, amendments or supplements thereto, the “LAS Form”). Each of the ListCo and Merger Sub shall use its reasonable best efforts so that the Resale Registration Statement, Form 8-K, the LAS Form will comply in all material respects with the applicable Laws. Each of the Company and ListCo shall use its reasonable best efforts to respond promptly to any comments of the Nasdaq (as the case may be) with respect to the LAS Form. Upon its receipt of any comments from the Nasdaq or its staff or any request from the Nasdaq (as the case may be) or its staff for amendments or supplements to the LAS Form, the ListCo shall promptly (and in any event within one (1) Business Day) notify the Company and shall provide the Company with copies of all correspondence between the ListCo and its representatives, on the one hand, and the Nasdaq and its staff, on the other hand. Prior to submitting the LAS Form to the Nasdaq (or any amendment or supplement thereto) or responding to any comments of the Nasdaq with respect thereto, the ListCo (i) shall provide the Company with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by the Company in good faith.

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(c) Each of ListCo, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by ListCo, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Resale Registration Statement, Form 8-K, the LAS Form or any other documents submitted or to be submitted to the SEC or the Nasdaq (as the case may be) in connection with the Transactions, will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (x) no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by any Warrantor or its Representatives for inclusion or incorporation by reference in the Resale Registration Statement, Form 8-K, the LAS Form, or any other documents submitted or to be submitted to the SEC or the Nasdaq (as the case may be), and (y) no representation, warranty, covenant or agreement is made by the ListCo or Merger Sub with respect to information supplied by the Company or its Representatives for inclusion or incorporation by reference in such documents.

(d) If, at any time prior to the Effective Time, any event or circumstance relating to the Company, ListCo, Merger Sub or their respective officers or directors, should be discovered by ListCo or the Company, as applicable, which should be set forth in an amendment or a supplement to the Resale Registration Statement, Form 8-K and the LAS Form so that such document would not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties. Thereafter, ListCo, the Company and Merger Sub shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Resale Registration Statement, the Form 8-K, the LAS Form, or such other materials describing or correcting such information such that the Resale Registration Statement, the Form 8-K, the LAS Form, or such other materials (as the case may be) no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and, to the extent required by Law, disseminate such amendment or supplement; provided, that no information received by ListCo or the Company, as applicable, pursuant to this Section 7.02 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(e) The Company shall use its commercially reasonable efforts to assist and cooperate with ListCo in ListCo’s LAS Form with the Nasdaq, including furnishing to ListCo and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with such LAS Form, and assisting ListCo in drafting the portions of such LAS Form relating to the Company’s business and operations.

(f) ListCo shall (i) prepare and file with the SEC such amendments, including post-effective amendments, to the Resale Registration Statement and related prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement continuously effective as to the Share Consideration for the Effectiveness Period and prepare and file with the SEC such additional registration statements as may be necessary in order to register the resale of all of the Share Consideration under the Securities Act, (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and, as so supplemented or amended, to be filed pursuant to Rule 424 promulgated under the Securities Act, (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Resale Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the holders of Share Consideration true and complete copies of all correspondence from and to the SEC relating to the Resale Registration Statement (provided that, ListCo shall excise any information contained therein which would constitute material non-public information regarding ListCo or any of its subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Share Consideration covered by the Resale Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the holders thereof set forth in the Resale Registration Statement as so amended or in such prospectus as so supplemented.

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(g) ListCo shall notify the Company Stockholder Representative (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the prospectus related to the Resale Registration Statement until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) trading day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) trading day following the day (i)(A) when a prospectus or any prospectus supplement or post-effective amendment to the Resale Registration Statement is proposed to be filed, (B) when the SEC notifies ListCo whether there will be a “review” of such Resale Registration Statement and whenever the SEC comments in writing on such Resale Registration Statement, and (C) with respect to the Resale Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Resale Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Resale Registration Statement covering any or all of the Share Consideration or the initiation of any Actions for that purpose, (iv) of the receipt by ListCo of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Merger Consideration for sale in any jurisdiction, or the initiation or threatening of any Action for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in the Resale Registration Statement ineligible for inclusion therein or any statement made in the Resale Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Resale Registration Statement, related prospectus or other documents so that, in the case of the Resale Registration Statement or related prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to ListCo that ListCo believes may be material and that, in the determination of ListCo, makes it not in the best interest of LisCo to allow continued availability of the Resale Registration Statement or related prospectus, provided, however, in no event shall any such notice contain any information which would constitute material, non-public information regarding ListCo or any of its Subsidiaries.

(h) Until such time as no Share Consideration is held by the recipients of such Share Consideration, ListCo shall use best efforts to avoid the delisting or suspension of the ListCo Class A Common Stock on Nasdaq.

Section 7.03 Indemnification.

(a) Indemnification by Company Stockholders. Subject to the other terms and conditions of this Section 7.03, for a period of twelve (12) months from the Closing (and, for clarity, all representations and warranties of the Company shall expire on the date that is 12 months from the Closing), each Company Stockholder, severally but not jointly, shall indemnify and defend the ListCo, the Merger Sub and their respective directors and officers (collectively, the “ListCo Indemnitees”), against, and shall hold the ListCo Indemnitees harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (the “Losses”), incurred or sustained by, or imposed upon, the ListCo Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

(b) Indemnification by ListCo. Subject to the other terms and conditions of this Section 7.03, ListCo shall indemnify and defend the Company and each of the Company Stockholders, their Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of ListCo or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of ListCo or Merger Sub pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by ListCo or Merger Sub pursuant to this Agreement.

(c) Certain Limitations. The indemnification provided for Section 7.03(a) and Section 7.03(b)(i) shall be subject to the following limitations:

(i) for avoidance of doubt and subject to Section 7.03(c)(ii), each Company Stockholder’s obligation to indemnify ListCo Indemnities shall be limited to each Company Stockholder’s pro rata share of the Merger Consideration that such Company Stockholder actually receives at Closing;

(ii) Except with respect to Company Stockholder Fraud, the Company Stockholders shall not be liable to ListCo Indemnitees until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds $250,000 (“Company Deductible”), in which event the Company Stockholders shall be required to pay or be liable for all such Losses from and over the Company Deductible, and in no event shall the Company Stockholders be liable for any Losses in an aggregate amount of more than the Indemnification Holdback Amount (it being agreed that, notwithstanding anything to contrary set forth herein and except for the immediately following provision, the ListCo Class A Common Stock held in escrow pursuant to the Share Consideration Escrow Agreement shall be the sole and exclusive recourse of the ListCo Indemnities with respect to all Losses hereunder); provided that, with respect to Losses arising from Company Stockholder Fraud, (1) the Company Deductible shall not apply and (2) solely the Company Stockholder that has committed such Company Stockholder Fraud shall be liable for such Losses; and provided further, that (as set forth in clause (i) above) in no event shall any single Company Stockholder be liable for Losses hereunder in excess of such Company Stockholder’s pro rata share of the Merger Consideration that such Company Stockholder actually receives at Closing (inclusive of any Indemnification Holdback Amounts pertaining to such Holder);

(iii) Except with respect to the ListCo Specified Representations or Fraud, ListCo shall not be liable to the Company Indemnitees for indemnification under Section 7.03(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(b)(i) exceeds $100,000 (“ListCo Deductible”) in which event ListCo shall be required to pay or be liable for all such Losses from and over the ListCo Deductible; and

(iv) Except with respect to the ListCo Specified Representations or Fraud, ListCo shall not be liable to the Company Indemnitees for indemnification under Section 7.03(b)(i) if the aggregate amount of all Losses in respect of indemnification under Section 7.03(b)(i) exceeds the Merger Consideration.

(d) Indemnification Procedures

(i) Any Party or other Person that has an indemnification obligation under this Section7.03 is referred to herein as an “Indemnifying Party” and any Party or Person that is entitled to indemnification under this Section 7.03 is referred to herein as an “Indemnified Party”.

(ii) In order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party, which Claim Notice shall include (A) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known, and (B) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable.  Should any Claim by or involving a third party (including any Governmental Authority) that is not a party to this Agreement (or an Affiliate thereof) for which an Indemnifying Party has an indemnification obligation under the terms of this Agreement (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing (a “Third-Party Claim Notice”) within a reasonable time after such Third-Party Claim arises and is known to the Indemnified Party, including all of the details required to be included in a Claim Notice. No delay on the part of the Indemnified Party to provide the Indemnifying Party a Claim Notice or Third-Party Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

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(iii) Upon the receipt of a Third Party Claim Notice, the Indemnifying Party shall assume the defense at its expense, and with counsel selected by the Indemnifying Party; provided that, the Indemnified Party is entitled to select and employ separate counsel and to participate in the defense of such claim, at the Indemnified Party’s expense. If the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of the Third Party Claim Notice, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, not to be unreasonably withheld.

(iv) If the matter specified in the Claim Notice relates to any Action or Loss that is not a Third Party Claim, the Indemnifying Party shall have 30 days after its receipt of such Claim Notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(v) The Losses for which indemnification is provided under this Section 7.03 shall be calculated net of any insurance proceeds actually received by the Indemnified Party on account thereof; provided, that the obligation of the Indemnifying Party shall include all costs or expenses incurred by the Indemnified Party in connection with such matter or claim including, without limitation, collection costs, enforcement costs, Taxes, or deductibles incurred in connection therewith.

(e) Payment of Losses. Any Losses payable to a ListCo Indemnitee shall, subject to the Deductible and the cap as applicable, be satisfied: (i) first, from the Indemnification Holdback Amount, pursuant to Section 2.12 (and subject to the terms of the Share Consideration Escrow Agreement), with such shares of ListCo Class A Common Stock valued at the ListCo 5-Day VWAP; and (ii) second, solely in the event of Company Stockholder Fraud, to the extent such Losses exceed the then available Indemnification Holdback Amount, by the Company Stockholder that committed such Company Stockholder Fraud, separately but not jointly (if applicable). Any Losses payable to a Company Indemnitee shall be paid by wire transfer of available funds to the Company Indemnitee.

(f) For the purposes of this Section 7.03, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g) Except for equitable remedies, from and after the Effective Time, the indemnification provided in this Section 7.03 shall constitute the sole and exclusive remedy of the ListCo Indemnitees and the Company Indemnitees for monetary damages with respect to any Losses. For clarity, the survival periods and liability limits set forth in this Section 7.03 shall control notwithstanding any statutory or common law provisions or principles to the contrary.

Section 7.04 Corporate Approval

(a) The Company shall procure and submit to the ListCo, prior to the submission or filing of the Form 8-K and any other corporate authorizations of the Company (including applicable board and/or stockholders resolutions) necessary or advisable for the execution and performance of all the Agreement and Ancillary Documents and their obligations thereunder.

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Section 7.05 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving the Company or its Subsidiaries that precludes the consummation of the Transactions (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that would lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) reflecting any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(a). The Company agrees to promptly notify ListCo if the Company or any of its Representatives or Subsidiaries receives any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to ListCo in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than ListCo and its Representatives) regarding an Alternative Transaction Proposal.

(b) During the Interim Period, ListCo shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving any ListCo Group Company that precludes or is mutually exclusive with the Transactions (an “Alternative ListCo Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative ListCo Transaction Proposal or that would lead to any such Alternative ListCo Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative ListCo Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(b). ListCo agrees to promptly notify the Company if ListCo or any of its Representatives, or Subsidiaries receives any offer or communication in respect of an Alternative ListCo Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and ListCo shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding an Alternative ListCo Transaction Proposal.

Section 7.06 Tax Matters.

(a) Each of ListCo, the Company and Merger Sub shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of ListCo, the Company and Merger Sub shall report the Merger (including preparing and filing all Tax Returns) consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The Parties shall cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the Transactions will be borne by the party responsible therefor under applicable Law.

(c) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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Section 7.07 Confidentiality; Publicity.

(a) Each Party agrees that during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Confidential Information of any other Party that is disclosed to such Party or its Representatives, and, without the disclosing Party’s prior written consent, will not use such Confidential Information for any purpose, except in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement or any other Ancillary Document, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder (collectively, the “Permitted Purposes”), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Confidential Information, except that each Party may disclose any Confidential Information (i) to its Affiliates, and its and its Affiliates’ respective directors, officers, employees, partners, professional advisors, investors and permitted transferees, in each case on a need-to-know basis only for any of the Permitted Purposes and where such Persons are under appropriate nondisclosure obligations; or (ii) to the extent required by applicable Laws. In the event that a Party or any of its Representatives, during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, becomes legally required to disclose any Confidential Information of any other Party, such Party shall provide the disclosing Party to the extent legally permitted with prompt written notice of such requirement so that the disclosing Party or a Representative thereof may seek, at the disclosing Party’s cost, a protective order or other remedy, and in any event, it shall furnish only that portion of the Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Notwithstanding the foregoing, each Party and its Representatives shall be permitted to disclose any and all Confidential Information to the extent required by the Federal Securities Laws, the staff of the SEC or the rules of the Nasdaq and nothing contained herein shall prevent any Company Stockholder from reporting to its prior, current and future limited partners and other equity owners (to the extent such parties are bound by obligations of confidentiality in favor of the Company Stockholder) general financial information regarding their investment in the ListCo, the results thereof, the Company, the Merger Agreement, other Ancillary Documents and the transactions contemplated therein.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of:

(i) (in the case where ListCo or any of their respective Affiliates proposes to make such public announcement or communication) the Company; or

(ii) (in the case where the Company or any of its Affiliates proposes to make such public announcement or communication) ListCo, (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case ListCo or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make disclosure regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Affiliates, Representatives and limited partners or investors in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information strictly confidential; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 7.01.

(c) Promptly after the execution of this Agreement, ListCo and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by ListCo, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Upon the Closing, the Company shall issue the Closing Press Release.

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Section 7.08 Accredited Investor Status.

(a) Each Company Stockholder (except for Dissenting Stockholder and Management Employees) is an “accredited investor” as defined in Regulation D under the Securities Act. Each Company Stockholder is acquiring ListCo Class A Common Stock and/or Pre-Funded Warrants pursuant to this Agreement for its own account and has been advised by ListCo that the Pre-Funded Warrants have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

Section 7.09 Subscription Booklets. Each Company Stockholder (except for Dissenting Stockholder) has executed a subscription booklet, substantially in the form attached hereto as Exhibit C (Each, a “Subscription Booklet”, collectively, “Subscription Booklets”).

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained for the Agreement and the Ancillary Documents and the transactions contemplated therein, and shall remain in full force and effect.

(b) Nasdaq Listing. (i) ListCo shall have remained continuously listed on the Nasdaq and (ii) the review of the LAS Form shall have been completed by the Nasdaq and Nasdaq shall not have objected to the Class A Common Stock issuable hereunder and pursuant to the Pre-Funded Warrants for listing, subject to notice of issuance.

(c) Company’s Indebtedness Payoff. The ListCo shall, on behalf of the Company, have paid or caused to have paid to the applicable Payoff Amount to the Company Lender.

(d) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions, or (ii) issued or granted any order that has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

Section 8.02 Additional Conditions to Obligations of ListCo and Merger Sub. The obligations of ListCo and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by ListCo:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 3.01 (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.04 (No Conflict), Section 3.06 (Capitalization), Section 3.07 (Capitalization of Subsidiaries), Section 3.18 (Brokers’ Fees) and (collectively, the “Company Specified Representations”) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article III (other than the Company Specified Representations), shall be true and correct as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

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(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed.

(c) Officer’s Certificate. The Company shall have delivered to ListCo a certificate, dated the Closing Date, to the effect that the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Good Standing. The Company shall have delivered to ListCo and Merger Sub good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than three Business Days prior to the Closing Date from the proper Governmental Authority of the Company’s and each of its Subsidiary’s respective jurisdiction of organization and from each other jurisdiction in which the Company and its Subsidiary is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(f) Offer Letters to Company Key Employees. Each of the Company Key Employees shall have signed an offer letter issued by the ListCo, which shall contain standard non-competition, non-solicitation and non-disparagement clauses, in each case effective as of the Closing, in form and substance satisfactory to the ListCo.

(g) Subscription Booklets. Each of the Company Stockholders (excluding Dissenting Stockholders) shall have delivered a fully executed Subscription Booklet to the Company.

(h) Director Resignations. ListCo shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested effective as of Closing.

(i) Company Stockholder Agreements. ListCo shall have received written agreements, pursuant to which each Company Stockholder Agreement is terminated, and each party thereto unconditionally and irrevocably waives and releases any claims (including in respect of any actual or asserted breach or non-compliance with any such Company Stockholder Agreements) and agrees that each such Company Stockholder Agreement is terminated and of no further force or effect, effective as of Closing.

Section 8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.03 (No Conflict), Section 4.05 (Governmental Consent), Section 4.06 (Brokers Fees), Section 4.07 (SEC Reports; Financial Statements ;Sarbanes Oxley; Undisclosed Liabilities), Section 4.10 (Capitalization), and Section 4.21 (Sufficiency of Funds; Solvency); (collectively, the “ListCo Specified Representations”), shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties contained in Article IV (other than the ListCo Specified Representations) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or Material Adverse Effect or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date),.

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(b) Agreements and Covenants. The covenants and agreements of the ListCo and Merger Sub in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. ListCo shall have delivered to the Company a certificate signed by an officer of ListCo, dated the Closing Date, certifying that the conditions specified in Section 8.03(a) to Section 8.03(f) have been fulfilled.

(d) No ListCo Impairment Effect. Since the date of this Agreement, no ListCo Impairment Effect shall have occurred.

(e) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(f) Good Standing Certificates. ListCo shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) of ListCo and each of its Subsidiaries as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of ListCo and each of its Subsidiaries’ respective jurisdiction of organization and from each other jurisdiction in which ListCo and each of its Subsidiaries is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Subscription Booklets. The ListCo shall have delivered fully executed Subscription Booklets to each of the Company Stockholders (excluding Dissenting Stockholders).

(h) Registration Rights Agreement. Each of the Management Employees and the Company Stockholder (excluding Dissenting Stockholders) shall have delivered a fully executed Registration Rights Agreement to the ListCo.

(i) Allocation Schedule. The Requisite Preferred (as defined in the Company Charter), a majority of the holders of the Company Series E Preferred Stock and Company Board shall have approved the final Allocation Schedule to be delivered pursuant to Section 2.07(d)(2), provided that, each of such approvals shall not be unreasonably withheld.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of ListCo and the Company;

(b) by written notice from the Company on the one hand or from ListCo on the other, if there shall be in effect any (i) Law or (ii) Governmental Order, that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable; provided that, as applicable, neither Company nor ListCo shall be entitled to terminate this Agreement pursuant to this Section 9.01(b) if it has failed to comply with its obligations under this Agreement with respect to any such legal restraint;

(c) by written notice from ListCo to the Company, if the Company has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.01 or Section 8.02 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the 30th day following receipt of written notice from ListCo of such breach or failure to perform, provided that ListCo shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

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(d) by written notice from the Company, if ListCo or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ListCo or Merger Sub before the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice from the Company, if ListCo has not, to the sole satisfaction of Company, received and does not maintain in its possession and control an amount of cash that exceeds the Cash Consideration (inclusive of Cash pursuant to Section 2.10) (“Required Cash Amount”) as of the date that is twenty-one (21) days after the date of this Agreement (“Required Financing Date”), such satisfaction of the Company to include, without limitation, (1) documented evidence of such receipt, possession and control of such Required Cash Amount, and (2) a certificate in a form provided by Company and signed by the Chief Executive Officer of ListCo, dated as of the Required Financing Date, certifying that the Company possesses such Required Cash Amount, that such Required Cash Amount is not restricted or encumbered in any manner, and that such Restricted Cash Amount is freely available to pay the Cash Consideration (inclusive of Cash pursuant to Section 2.10); provided that the foregoing shall not apply if the Closing Date occurs prior to the Required Financing Date; provided, further, that in the event that Company exercises its termination right under this Section 9.01(e), ListCo will pay to Company within five (5) calendar days the Transaction Expenses up to an amount of $500,000, measured as of the effective date of termination (as evidenced in documentation provided by Company), the Parties agreeing that the payment of such Transaction Expenses is fair and reasonable and is not a penalty but is liquidated damages in an amount that compensates Company for its costs and expenses under this Agreement as of such termination date;

(f) by written notice from ListCo to the Company, if the Company fails to obtain the Company Stockholder Approval;

(g) by written notice from ListCo or the Company to the other Party, if the Closing shall not have been consummated on or prior to the Termination Date; for purposes of this Agreement, “Termination Date” means the date falling ninety (90) days after the date hereof; provided that, if, as of 11:59 p.m. (New York time) on the Termination Date, all conditions set forth in Section 8.01, Section 8.02, and Section 8.03 (other than those conditions that by their terms or nature are to be satisfied at the Closing) have been satisfied or waived, other than the conditions set forth in Section 8.01(f), then the Termination Date shall be automatically extended without the need for any action by any person, to the date falling one hundred and twenty (120) days after the date hereof; provided, further, that the Termination Date may be extended beyond the date falling one hundred and twenty (120) days after the date hereof if expressly so agreed in writing by ListCo and the Company; and provided, further, that (A) ListCo shall not have the right to terminate this Agreement pursuant to Section 9.01(e) if ListCo or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied, and (B) the Company shall not have the right to terminate this Agreement pursuant to Section 9.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 8.01(a) or Section 8.02 to be satisfied.

Section 9.02 Effect of Termination. Except as otherwise set forth in this Article IX, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, or of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.07 (Confidentiality; Publicity), this Section 9.02 (Effect of Termination), and Article X and any other Section or Article of this Agreement referenced in the foregoing provisions which are required to survive in order to give appropriate effect to the foregoing provisions, shall in each case survive any termination of this Agreement.

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Article X

MISCELLANEOUS

Section 10.01 Waiver. At any time and from time to time prior to the Effective Time, ListCo may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the Company; (b) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein applicable to such Party. At any time and from time to time prior to the Effective Time, the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any Warrantor; (b) waive any inaccuracies in the representations and warranties of any Warrantor contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by any Warrantor with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 10.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to ListCo and Merger Sub, to:

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Attn: Joseph Davy

E-mail: [***]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 3rd Avenue

19th Floor

New York, NY 10022

Attn: Louis Taubman, Esq.

Email: [***]

Phone: [***]

(b) If to the Company, to:

Prior to Closing:

Act-On Software, Inc.

121 SW Morrison St.

Suite 1600

Attn: Roger Rowe

Email: [***]

with a copy (which shall not constitute notice) to:

Macro Law Group

500 SW 116th, Suite 116

Portland, OR 97225

Attn: Bill Pierznik

[***]

And after Closing to Company Stockholder Representative with a copy to Macro Law Group at the Macro Law Group address above.

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or to such other address or addresses as the Parties may from time to time designate in writing, provided however that any notices sent pursuant to (i) to (iii) shall be accompanied by an electronic mail notice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 10.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing, (a) in the event the Closing occurs, [D&O Indemnified Parties] are intended third-party beneficiaries of, and may enforce, Section 7.03, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 10.15 and Section 10.16.

Section 10.05 Expenses. Except as set forth in Section 9.3, each Party hereto shall bear its own expenses incurred in connection with this Agreement and the other Ancillary Documents and the transactions herein and therein contemplated, including all fees of its legal counsel, financial advisers and accountants (such Party’s “Expenses”).

Section 10.06 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the other Ancillary Documents, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 10.10 Amendments. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties.

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Section 10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 10.12 Consent to Jurisdiction. The Parties hereto agree that any claim, action, suit, Order, hearing, request for information by a Governmental Authority, litigation, directive, inquiry or investigation by, before or otherwise involving any Governmental Authority, or any legal, administrative or arbitration Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Ancillary Documents or the Transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

Section 10.13 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY AGREEMENT OR ANCILLARY DOCUMENT OR THE TRANSACTIONS.

Section 10.14 Equitable Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform its obligations under the provisions of this Agreement or any other Ancillary Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) a Party shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Ancillary Document and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Article IX this being in addition to any other remedy to which such Party is entitled under this Agreement or any other Ancillary Document, and (ii) the right of specific enforcement is an integral part of this Agreement and the Transactions and without that right, such Party would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement or any other Ancillary Document in accordance with this Section 10.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, ListCo and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 10.16 Non-Survival. Reserved.

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Section 10.17 Acknowledgements. Without prejudice to the terms otherwise agreed in writing by the applicable parties, each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) the representations and warranties in Article III and the representations and warranties contained in any Ancillary Document constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (b) the representations and warranties in Article IV and the representations and warranties contained in any Ancillary Document constitute the sole and exclusive representations and warranties in respect of ListCo and Merger Sub; (c) except for the representations and warranties referred to in the foregoing clauses (a) to (b), none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), or (ii) relating to the future business orprospects, are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (d) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article III by the Company and the representations and warranties in Article IV by the ListCo and Merger Sub, and those representations and warranties made in any of the Ancillary Agreements. The foregoing does not limit any rights of any Party (or any other Person party to any other Ancillary Documents) pursuant to any other Ancillary Document against any other Party (or any other Person party to any other Ancillary Documents) pursuant to such Ancillary Document to which it is a party or an express third party beneficiary thereof. Nothing in this Section 10.17 shall relieve any Party of liability in the case of Fraud committed by such Party.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer, Chairman and Director

MERGER SUB

By:	/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ACT-ON SOFTWARE, INC.

By:	/s/ Katherine Johnson
Name:	Katherine Johnson
Title:	Chief Executive Officer

EXHIBIT A

Form of Pre-Funded Warrants

A-1

EXHIBIT B

Form of Subscription Booklets

B-1

Exhibit C

Form of Letter of Transmittal

C-1

Exhibit D

Share Consideration Escrow Agreement

D-1

Exhibit E

Registration Rights Agreement

E-1